EXHIBIT 10.2

                      AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of the 1st day of July, 1997 among PAGE AMERICA GROUP, INC., a New York corporation, PAGE AMERICA OF ILLINOIS, INC., an Illinois corporation, PAGE AMERICA COMMUNICATIONS OF INDIANA, INC., an Indiana corporation, PAGE AMERICA OF NEW YORK, INC., a New York corporation, PAGE AMERICA COMMUNICATIONS OF CALIFORNIA, INC., a California corporation, PAGE AMERICA COMMUNICATIONS OF FLORIDA, INC., a Florida corporation, PAGE AMERICA OF PENNSYLVANIA, INC., a Pennsylvania corporation, and ADIRONDACK RADIO TELEPHONE CO., INC., a New York corporation (each a "Company," and collectively the "Companies"), the Lenders from time to time party hereto (as defined below), and NATIONSBANK OF TEXAS, N.A., a national banking association, individually and as Administrative lender (in such latter capacity, the "Administrative Lender").

                                   WITNESSETH:

     WHEREAS, the Companies are currently obligated to the Lenders for loans in the unpaid principal amount of $33,697,498 plus accrued and unpaid interest thereon, made by the Lenders to the Companies pursuant to that certain Credit Agreement dated as of December 30, 1993, as amended (the "Original Credit Agreement");

     WHEREAS, pursuant to the Metrocall Agreement (hereinafter defined), the Companies have agreed to sell substantially all of their assets in exchange for certain cash, stock, and other consideration, which sale requires the consent of the Lenders;

     WHEREAS, the Lenders have agreed to provide their consent to such sale and, in connection therewith, the Companies, the Administrative Lender, and the Lenders have agreed to reduce, restructure, extend, and renew the indebtedness under the Original Credit Agreement to provide for an extension, renewal and rearrangement of a portion of the principal amount outstanding pursuant to the Original Credit Agreement in the amount of $15,271,830.75;

     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1 DEFINITIONS. As used in this Agreement, the following terms have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms):

     "ADMINISTRATIVE LENDER" means NationsBank of Texas, N.A., a national banking association, in its capacity as the Administrative Lender hereunder, or any successor Administrative Lender appointed pursuant to Section 8.6 hereof.

     "ADVANCE" means an advance made by a Lender to any Company pursuant to
Section 2.1 hereof.

     "AFFILIATE" of any Person means (i) any director (or Person holding the equivalent position) or officer (or Person holding the equivalent position) of such Person or of any Affiliate of such Person, (ii) any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan), including, without limitation, if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power, or if not having ordinary voting power, having at the time voting power, for the election of directors of such Person or to direct or cause the direction of management and policies of such Person whether by contract or otherwise, including any general partner and (iii) any other Person who is a member of the immediate family of such person or is the executor, administrator or other personal representative of such Person, but not a holder of Subordinated Debt.

     "AGREEMENT" means this Amended and Restated Credit Agreement, as hereafter amended, modified or supplemented in accordance with its terms.

     "APPLICABLE LAW" means (i) in respect of any person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party, including applicable Environmental law and (ii) in respect of contracts made or performed in the State of Texas, "Applicable Law" shall also mean the laws of the United States of America, including, without limiting the foregoing, 12 USC Sections 85 and 86(a), as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without imitations, Articles 5069-1.04 and 5069-1.07(a), Title 79, Revised Civil Statutes of Texas, 1925, as amended ("Art. 1.04"), and any other statute of the State of Texas now or at any time thereafter prescribing maximum rates of interest on loans and extensions of credit; provided however, that pursuant to Article 5069-15.10(b), Title 79, Revised Civil Statutes of Texas, 1925, as amended, each Company agrees that the provision of Chapter 15, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to the Advances hereunder.

     "APPLICABLE MARGIN" means the respective amount set forth below opposite the relevant Total Principal Debt amount, until the first Business Day after receipt by the Lenders from the Companies of a principal payment which reduces the Total Principal Debt to an amount so that another Applicable Margin shall be applied; provided that if a Default or an Event of Default shall occur and be continuing, the applicable Margin shall be three percent (3%) in excess of the respective amounts set forth below in this definition.

          TOTAL PRINCIPAL DEBT                   APPLICABLE MARGIN

          Greater than or equal to               4%
          $10,000,000

          Greater than or equal to               3%
          $5,000,000 but less than
          $10,000,000

          Less than $5,000,000                   2%

     "ART. 1.04" shall have the meaning given to such term in the definition herein of "Applicable Law."

     "ASSIGNMENT AND ACCEPTANCE AGREEMENT" means an agreement in substantially the form of EXHIBIT C hereto, executed by an assigning Lender in accordance with the terms and provisions of Section 9.4 hereof.

     "AUDITOR" means Ernst & Young or other independent certified public accountants of nationally recognized standing.

     "AUTHORIZATIONS" means all filings, recordings and registrations with, and all validations or exemptions, approvals, order, authorizations, consents, licenses, certificates and permits from, the FCC, public utilities and other applicable Tribunals, including, without limitation, any License.

     "BASE RATE" means a fluctuating rate per annum as shall be in effect from time to time equal to the lesser of (a) the Highest Lawful Rate and (b) the Applicable Margin plus the higher of (i) the rate of interest announced publicly by NationsBank of Texas, N.A. in Dallas, Texas from time to time as its U.S. dollar prime commercial lending rate (such rate may or may not be the lowest rate of interest charged by NationsBank of Texas, N.A. from time to time) and
(ii) the sum of the Federal Funds Rate plus 1/2 of 1%. The Base rate shall be adjusted automatically as of the opening of business on the effective date of each change in the prime rate to account for such change.

     "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in Dallas, Texas, or New York, New York.

     "CAPITALIZED LEASE OBLIGATIONS" means, with respect to the Companies and the Subsidiaries, the amount of the obligations of the Companies and the Subsidiaries under Capital Leases which would be shown as a liability on a balance sheet of the Companies prepared in accordance with GAAP.

     "CAPITAL LEASES" means capital leases and subleases, as defined in the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 13, dated November 1976, as amended.

     "CAPITAL STOCK" means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation and partnership interests (general and limited) in any Person that is a partnership.

     "CASH EQUIVALENTS" means investments (directly or through a money market fund) in (a) certificates of deposit, repurchase agreements, and other interest bearing deposits or accounts with United States commercial banks having a combined capital and surplus of at least $100,000,000, or with insurance companies whose debt obligations have one of the three highest ratings obtainable from Standard & Poor's Corporation or Moody's Investors Services, Inc., which certificates, repurchase agreements, deposits, and accounts mature within one year from the date of investment, (b) obligations issued or unconditionally guaranteed by the United States government, or issued by an agency thereof and backed by the full faith and credit of the United States government, which obligations mature within one year from the date of investment, (c) direct obligations issued by any state or political subdivision of the United States, which mature within one year from the date of investment and have the highest rating obtainable from Standard & Poor's Corporation or Moody's Investors Services, Inc. on the date of Investment, and (d) commercial paper which has one of the three highest ratings obtainable from Standard & Poor's Corporation or Moody's Investors Services, Inc.

     "CHANGE IN CONTROL" means (a)(i) the acquisition of all or substantially all assets of PAG by any Person or affiliated group of Persons after the consummation of the Metrocall Sale, or (ii) the acquisition by any person (as "person" is defined in section 13(d) of the Securities Exchange Act of 1934, as amended), in a single transaction or series of transactions, of the beneficial ownership of 50% or more of the outstanding voting stock of PAG, or (b) any change of control as described and set forth in Section 1.04 of the Subordinated Series B Notes and any change of control provision in the Subordinated Notes and Agreements.

     "CLOSING DATE" means the date hereof.

     "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified form time to time.

     "COLLATERAL" has the meaning ascribed thereto in Section 2.7 hereof.

     "COLLATERAL COVERAGE REPORT" means a report of a Responsible Officer in the form of EXHIBIT D hereto, certifying that the Companies are in compliance with
Section 5.9 hereof.

     "COMMUNICATIONS ACT" means, collectively, the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

     "COMPANIES" means collectively, Page America Group, Inc., a New York corporation, Page America of Illinois, Inc., an Illinois corporation, Page America Communications of Indiana, Inc., an Indiana corporation, Page America of New York, Inc., a New York corporation, Page America Communications of California, Inc., a California corporation, Page America Communications of Florida, Inc., a Florida corporation, Page America of Pennsylvania, Inc.,, a Pennsylvania corporation, and Adirondack Radio Telephone Co., Inc., a New York corporation, and "COMPANY" means any one of them as appropriate.

     "COMPLIANCE CERTIFICATE" means a certificate of a Responsible Officer in the form of EXHIBIT B hereto, certifying that such individual has no knowledge that a Default or Event of Default has occurred and is continuing.

     "CONTINGENT LIABILITY" means, as to any Person, any obligation, contingent or otherwise of such Person guaranteeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, including without limitation all letters of credit and similar instruments and any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase Property or services for the purpose of assuring the owner of such Debt of its payment, or (c) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation, excluding any Debt or Guaranty of any Subsidiary of any Company, but only to the extent it is in duplication of items already included in Debt and Funded Debt.

     "CONTROLLED GROUP" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Company or any Subsidiary, are treated as a single employer under Section 414(b) or 414(c) of the Code.

     "DEBT" means all obligations, contingent or otherwise, which in accordance with GAAP should be classified on the balance sheet as liabilities, and in any event including Capitalized Lease Obligations, Contingent Liabilities, Guaranties and liabilities secured by any Lien on any Property, regardless of whether such secured liability is with or without recourse.

     "DEFAULT" means any event specified in Section 7.1 hereof, whether or not any requirement in connection with such event for the giving of notice, lapse of time, or happening of any further condition has been satisfied.

     "DIVIDEND" means, as to any Person, (a) any declaration or payment of any dividend (other than a stock dividend) on, or the setting aside or the creation of a sinking fund with respect to, or the making of any pro rata distribution, loan, advance or investment to or in any holder (in its capacity as a shareholder) of, any shares of Capital Stock of such Person, or (b) any purchase, redemption, or other acquisition or retirement for value of any shares of Capital Stock of such Person, or the setting aside or the creation of a sinking fund with respect thereto.

     "ELIGIBLE ASSIGNEE" means (a) a commercial bank organized under the laws of the United States of America, or any State thereof, (b) a commercial bank organized under the laws of any other country which is a member of OECD, or a political subdivision of any such country; PROVIDED THAT such bank is acting through a branch or agency located in (x) the United States or the country in which it is organized or another country which is also a member of the OECD or
(y) the Cayman Islands, (c) the central bank of any country which is a member of the OECD, (d) a commercial finance company or finance subsidiary of the corporation organized under the laws of the United States of America, or any State thereof, (e) an insurance company organized under the laws of the United States of America (or any State thereof), (f) a savings bank or savings and loan association organized under the laws of the United States of America, or any State thereof, (g) a pension fund or other institutional lender or investor, and
(h) any Lender party to this Agreement on the date of the initial Advance or any Affiliate of any thereof, PROVIDED THAT no person other than a Person described in clause (h) may be an Eligible Assignee unless it represents and warrants that it does not engage in the same line of business as, or derive more than 5% of its revenues in the same line of business as, the Companies.

     "ENVIRONMENTAL LAWS" means any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations issued thereunder, as from time to time in effect.

     "EVENT OF DEFAULT" means any of the events specified in Section 7.1 of this Agreement, provided there has been satisfied any requirement in connection therewith for the giving of notice, lapse of time, or happening of any further condition or any combination thereof.

     "FCC" means the Federal Communications Commission and any successor thereto.

     "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Dallas, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such date on such transactions received by the Administrative Lender from three federal funds brokers of recognized standing selected by it.

     "FORBEARANCE AGREEMENT" has the meaning ascribed thereto in Section 3.1(k) hereof.

     "FUNDED DEBT" means all Debt of the companies and the Subsidiaries, as the context requires, constituting (a) Debt for borrowed money or the deferred purchased price of property or services, and any other Debt evidenced by a promissory note or similar instrument, including without limitation the Obligation and the Subordinated Debt, (b) Capitalized Lease Obligations, and (c) Debt secured by any Lien on any Lien on any Property of any Company or any Subsidiaries, whether with or without recourse; provided, however, that such term shall not include accounts payable and accrued liabilities incurred in the ordinary course of business and not past due.

     "GAAP" means generally accepted accounting principles applied on a consistent basis. Application on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except for new developments or statements promulgated by the Financial Accounting Standards Board.

     "GUARANTY" of a person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor or such other Person against loss, including, without limitation, any agreement which assures any creditor or such other Person payment or performance of any obligation, or any take-or-pay contract and shall include without limitation, the contingent liability of such Person in connection with any application for a letter of credit (without duplication of any amount already included in Debt).

     "HAZARDOUS MATERIAL" means, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polycholorinated biphenyls (PCB's), (b) any chemicals or other material or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

     "HIGHEST LAWFUL RATE" means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligation. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligation shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to any Company. For purposes of determining the Highest Lawful Rate under Applicable Law, the applicable rate ceiling shall be (i) the indicated rate ceiling described in and computed in accordance with the provisions of Section (a)(l) of Art. 1.04; or
(ii) provided notice is given as required in Section (h)(l) of Art. 1.04, either the annualized ceiling or quarterly ceiling if permitted thereunder and computed pursuant to Section (d) of Art. 1.04; provided, however, that at any time the indicated rate ceiling, the annualized ceiling or the quarterly ceiling, as applicable, shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b)(1) and (2) of Art. 1.04 shall control for purposes of such determination, as applicable.

     "INVESTMENT" means any acquisition of all or substantially all the assets of any Person, or any direct or indirect purchase or other acquisition of, or a beneficial interest in, Capital Stock or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that do not arise from sales to that other Person in the ordinary course of business.

     "LAW" means any statute, law, ordinance, regulation, rule, order, writ, injunction or decree of any Tribunal.

     "LENDERS" means the Lenders listed on the signature pages hereof, and assignees and transferees of such Lenders determined in accordance with Section
9.4 hereof, so long as any such Lender holds any part of the outstanding Obligation.

     "LICENSE" means any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Tribunal or third person necessary or appropriate for any Company or any Subsidiary to own, maintain or operate its business or Property.

     "LIEN" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction (except for the filing of a financing statement or notice in connection with an operating lease).

     "LITIGATION" means any proceeding, claim, lawsuit, arbitration, and/or investigation conducted or threatened by or before any Tribunal, including without limitation proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement, or other instrument.

     "LOAN" means the aggregate of Advances made under the term loan by each Lender to the Companies in the aggregate amount of $15,271,830.75 in accordance with the provisions of Section 2.1 hereof.

     "LOAN PAPERS" means this Agreement, the Notes, any Guaranty executed by any Subsidiary or other Person guaranteeing repayment of the Obligation, each executed and delivered Assignment and Acceptance Agreement, fee letters, all pledge agreements and security agreements granting a lien or security interest in the Collateral (including the pledge of the Capital Stock of the Companies (other than PAG) and the Subsidiaries) and any other promissory notes, or other agreements, security agreements, guaranties, mortgages, deeds of trust financing statements, letters of credit, applications and agreements for letters of credit, other documents and instruments related to any Collateral and/or the transfer thereof, interest hedge agreements executed between any Company and any one or more Lenders, and other documents, instruments, agreements, or certificates executed or delivered by any Person in connection with this Agreement, as security for any Company's obligations hereunder or in connection with loans or Advances to any Company, as each such document shall, with the consent of the Lenders or Majority Lenders, as prescribed pursuant to Section
9.1 hereof, be amended, revised, substituted or replaced from time to time.

     "MAJORITY LENDERS" means any combination of the Lenders which hold at least 75% of the aggregate amount of Total Principal Debt.

     "MATERIAL ADVERSE CHANGE" means any circumstance or event that (a) can reasonably be expected to cause a Default or Event of Default, or (b) in any manner whatsoever does or can reasonably be expected to materially and adversely affect the validity or enforceability of any of the Loan Papers including without limitation the priority of the liens granted to the Lenders and their ability to realize on the Collateral.

     "MATURITY DATE" means December 31, 1998, or such earlier date that the Loan or the Obligation becomes due and payable in full or in part pursuant to this Agreement (whether by acceleration, prepayment in full, scheduled reduction or otherwise).

     "MAXIMUM AMOUNT" means the maximum amount of interest which, under Applicable Law, any Lender is permitted to charge on the Obligation.

     "METROCALL AGREEMENT" means that certain Amended and Restated Asset Purchase Agreement dated as of January 30, 1997, as amended March 28, 1997, by and among Page America Group, Inc., a New York corporation, Page America of New York, Inc., a New York corporation, Page America of Illinois, Inc., an Illinois corporation, Page America Communications of Indiana, Inc., an Indiana corporation, Page America of Pennsylvania, Inc., a Pennsylvania corporation and Metrocall, Inc., a Delaware corporation, as further amended to the extent permitted in Section 6.10.

     "METROCALL COMMON STOCK" means the common capital stock, par value $0.01 per share, of Metrocall, Inc., received by the Companies in connection with the Metrocall Sale.

     "METROCALL PREFERRED STOCK" means the Series B Junior Convertible Preferred Stock, par value $0.01 per share, of Metrocall, Inc., received by the Companies in connection with the Metrocall Sale.

     "METROCALL SALE" means the sale by certain of the Companies of substantially all of the assets of Page America Group, Inc., Page America of New York, Inc., Page America of Illinois, Inc., Page America Communications of Indiana, Inc. and Page America of Pennsylvania, Inc. to Metrocall, Inc., pursuant to the Metrocall Agreement.

     "METROCALL STOCK" means the Metrocall Common Stock and the Metrocall Preferred Stock.

     "NET PROCEEDS" means the gross proceeds received by any Company or any Subsidiary in connection with or as a result of any disposition of any Property of any Company or any Subsidiary, minus the sum of (a) reasonable out-of-pocket costs and expenses incurred by such Company or such Subsidiary in connection with such disposition plus (b) Taxes estimated by the Board of Directors of such Company or such Subsidiary to be paid or payable by such Company or such Subsidiary during such fiscal year as a direct result of such disposition, taking into account all net operating losses and other Tax benefits available to such Company or such Subsidiary, if any.

     "NOTE" means each promissory note of the Companies evidencing the Loan and obligations owing hereunder to a Lender, in substantially the form of EXHIBIT A attached hereto, payable to the order of such Lender and in a maximum principal amount equal to such Lender's Specified Percentage of the Loan, as each such note may be amended, substituted, replaced, increased, decreased, renewed or extended from time to time.

     "NOTIFICATION AGENT" means PAG, or such other Company designated by PAG and agreed to in writing by the Administrative Lender.

     "OBLIGATION" means (a) all present and future obligations, indebtedness and liabilities of the Companies and the Subsidiaries, or any of them, to the Lenders, or any of them, arising from, by virtue of, or pursuant to this Agreement, any other Loan Papers and any and all renewals and extensions thereof or any part thereof, including, without limitation, all costs, expenses and fees incurred by any Lender, all interest accruing on all or any part of such obligations, indebtedness and liabilities, and attorneys' fees payable by the Companies in accordance with the terms of Section 9.7 hereof, whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several, and (b) all present and future obligations, indebtedness and liabilities (including without limitation all obligations, indebtedness and liabilities for overdrafts) of the Companies, or any of them, to NationsBank of Texas, N.A. in connection with any deposit account of Companies or any of them, including without limitation all costs, expenses and fees incurred by NationsBank of Texas, N.A., all interest accruing on all or any part of such obligations, indebtedness and liabilities, and attorneys' fees payable and other expenses incurred by NationsBank of Texas, N.A. in the enforcement or collection thereof.

     "OPERATING LEASES" means operating leases, as defined in the Financial Accounting Standards No. 13, dated November, 1976, with an initial or remaining noncancellable lease term in excess of one year.

     "PAG" means Page America Group, Inc., a New York corporation.

     "PAGENET AGREEMENT" means that certain Asset Purchase Agreement dated as of February 24, 1995, by and among Paging Network of Florida, Inc., a Delaware corporation, Page America Group, Inc., a New York corporation, Page America Communications of California, Inc., a California corporation, Page America Communications of Florida, Inc., a Florida corporation and Page America of New York, Inc., a New York corporation, as amended to the date of the closing contemplated thereby.

     "PERMITTED LIENS" means:

     (a) Liens arising under workmen's compensation Laws, unemployment insurance Laws and old age pensions or other social security benefits or other similar Laws;

     (b) Liens imposed by Law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business with respect to obligations not then delinquent, or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established;

     (c) Liens for Taxes to the extent nonpayment thereof shall be permitted by
Section 5.8 hereof;

     (d) Liens incidental to the normal conduct of the business of any Company or any Subsidiary or the ownership of its Property (including zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto and with respect to leasehold interests, Liens that are incurred, created, assumed or permitted to exist and arise by, through or under or are asserted by a landlord or owner of the leased Property, with or without consent of the lessee) that are not incurred in connection with the incurrence of Funded Debt and which do not in the aggregate materially impair the value or use of the Property used in the business of any Company and the Subsidiaries taken as a whole, or the use of such Property for the purpose for which such property is held;

     (e) Liens existing on the date hereof described on SCHEDULE 4.9 attached hereto, and any extension, renewal or replacement thereof but only if the principal amount of Debt secured thereby is not increased and such Lien does not extend to or cover any other Property;

     (f) Liens securing the Obligation; and

     (g) Liens in respect of Litigation or other similar proceedings not in excess of $100,000 (i) the validity of which is being currently and diligently contested on a timely basis in good faith by appropriate proceedings (provided that the enforcement of any Liens arising out of such proceedings shall be stayed during such proceedings) and (ii) for which adequate reserves shall have been established.

     "PERSON" means an individual, partnership, joint venture, corporation, limited liability company, trust, estate, Tribunal, unincorporated organization, and government, or any department, agency, or political subdivision thereof.

     "PLAN OF LIQUIDATION" means the Plan of Complete Liquidation and Dissolution described in Exhibit B to PAG's Proxy Statement dated May 9, 1997, for a Special Meeting of Shareholders held June 12, 1997.

     "PRINCIPAL DEBT" means, as to any Lender, the aggregate unpaid principal balance of the Note due to such Lender at any date of determination.

     "PRO RATA" means, as to any Lender, in accordance with its Specified Percentage.

     "PROPERTY" means all types of real, personal, tangible, intangible, or mixed property, whether owned in fee simple or leased.

     "RATABLE" means, as to any Lender, in accordance with its Specified Percentage.

     "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, as amended from time to time.

     "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     "RESPONSIBLE OFFICER" means the Chairman of the Board, the President or the Chief Financial Officer of PAG, or any other officer of PAG that PAG and the Administrative Lender may agree to in writing.

     "RESTRICTED INVESTMENTS" means any Investment other than any Investment in
(i) a marketable obligation, maturing within one year after acquisition thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof, (ii) a certificate of deposit or other obligation, maturing within one year after acquisition thereof, issued by a United States national or state bank or trust company rated "A" or better by Standard & Poor's Corporation or Moody's Investors Service, Inc. and having capital, surplus and undivided profits of at least $250,000,000, (iii) open market commercial paper, maturing within 270 days after acquisition thereof, which has the highest credit rating of either Standard & Poor's Corporation or Moody's Investors Service, Inc., and
(iv) money market funds rated "A" or better by Standard & Poor's Corporation or "A2" or better by Moody's Investors Service, Inc. that invest exclusively in the Investments described in the foregoing clauses (i) through (iii).

     "RESTRICTED PAYMENT" means:

     (a) the declaration or payment of Dividends by PAG or any Company or any Subsidiary (other than wholly-owned subsidiaries of PAG), or distribution (in cash, Property, obligations or other securities or any combination thereof) on account of any shares of any class of Capital Stock of any Company, or

     (b) other payments or distributions (whether made by any Company or any of the Subsidiaries and whether by reduction of capital or otherwise) on account of any shares of any class of Capital Stock of any Company, or

     (c) the setting apart of money for a sinking or other analogous fund (whether by any Company or any of the Subsidiaries) for the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock of any Company, or any warrant, option or other right to acquire any Capital Stock of any Company or any Subsidiary, or

     (d) any other payments except payments of accounts payable, expenses incurred in connection with or incidental to the liquidation of the Companies or in the ordinary course of business consistent with the Plan of Liquidation, amounts paid in connection with claims and lawsuits, and other expenses of the type included on SCHEDULE 2.3, but in each case in (a), (b) and (c) above, excluding Dividends or other distributions payable solely in common stock of any Company or any Subsidiary.

     "RIGHTS" means rights, remedies, powers, and privileges.

     "SEC" means the Securities and Exchange Commission or any regulatory body that succeeds to the functions of the Securities and Exchange Commission.

     "SECURITY AGREEMENT" means the Amended and Restated Security Agreement of even date herewith among the Companies, the Lenders, and the Administrative Lender, as the same may be amended or modified from time to time.

     "SPECIAL COUNSEL" means the law firm of Winstead Sechrest & Minick P.C. or any other counsel selected from time to time by the Administrative Lender.

     "SPECIFIED PERCENTAGE" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof, as such percentage may be adjusted pursuant to Section 9.20 hereof or pursuant to any assignment in accordance with the terms and provisions of Section 9.4 hereof.

     "SUBORDINATED DEBT" means unsecured Debt of certain Companies subordinated to performance and repayment in full of the Obligation pursuant to the terms and provisions of the Subordinated Notes and Agreements, of which at December 31, 1996, $17,338,750.00 of principal and interest was due thereunder.

     "SUBORDINATED LENDERS" means T. Rowe Price High Yield Fund, Inc., Sandler Mezzanine Partners, L.P., Sandler Mezzanine T-E Partners, L.P., Sandler Mezzanine Foreign Partners, L.P.

     "SUBORDINATED SERIES B NOTES" means those certain 15% Series B Subordinated Promissory Notes originally due 2003, dated December 30, 1993, issued to the Subordinated Lenders by certain Companies pursuant to the terms of the Subordinated Purchase Agreement, in the original aggregate face amount of $13,000,000 and evidencing the Subordinated Debt, as such notes have been amended and which may be further amended, substituted, modified, replaced or extended with the express prior written consent of each Lender.

     "SUBORDINATED NOTES AND AGREEMENTS" means (a) those certain Subordinated Series B Notes, (b) the Subordinated Purchase Agreement, (c) all documents and instruments related to the Subordinated Series B Notes and the Subordinated Purchase Agreement and (d) other subordinated notes and related agreements and instruments, issued in exchange for the Subordinated Series B Notes, the Subordinated Purchase Agreement and other agreements and instruments described in subsection (c) above, so long as the new subordinated notes, agreements and instruments contain substantially the same terms, conditions, covenants, defaults and other provisions as the Subordinated Series B Notes, the Subordinated Purchase Agreement and the other agreements and instruments described in subsection (c) above, and such other provisions customarily found in qualified indentures for registered notes, in each case, as each such note, agreement, document or instrument may be amended, substituted, modified, replaced or extended with the prior written consent of each Lender, and (e) the Forbearance Agreement dated as of July 1, 1997, by and among the Companies and the Subordinated Lenders.

     "SUBORDINATED PURCHASE AGREEMENT" means that certain Subordinated Promissory Note, Preferred Stock, Common Stock and Warrant Purchase Agreement, dated as of December 30, 1993, among certain Companies, the Subordinated Lenders and other parties, and all amendments, substitutions, modifications, replacements or extensions of such agreement with the prior written consent of each Lender.

     "SUBSIDIARY" means any corporation, partnership or other Person at least 50% of whose Capital Stock having ordinary voting power (other than securities having such power only by reason of the happening of a contingency) are owned by any Company, or one or more Subsidiaries of any Company, or a combination thereof.

     "TAXES" means all taxes, assessments, imposts, fees, or other charges at any time imposed by any Laws or Tribunal.

     "TOTAL PRINCIPAL DEBT" means the aggregate of the Principal Debt due to all Lenders at any date of determination.

     "TRADING DAY" means a day on which the New York Stock Exchange is open for business.

     "TRANSFEREE" has the meaning ascribed thereto in Section 9.17 hereof.

     "TRIBUNAL" means any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision, agency, department, commission, board, bureau, or instrumentality of a governmental body.

     SECTION 1.2 ACCOUNTING AND OTHER TERMS. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP applied on a consistent basis for the Companies and the Subsidiaries, unless otherwise expressly stated herein. References herein to one gender shall be deemed to include all other genders.

                                   ARTICLE II

                          AMOUNTS AND TERMS OF ADVANCES

     SECTION 2.1 LOAN. Each Lender severally agrees, subject to the terms and conditions hereinafter set forth, on the Closing Date to extend, renew, and rearrange the principal portion of its Advances outstanding pursuant to the Original Credit Agreement in the form of a Loan to the Companies, due and payable on the Maturity Date, in the original principal amount of such Lender's Specified Percentage of $15,271,830.75. The Companies agree, jointly and severally, to repay the Loan in accordance with the terms of Section 2.3 hereof.

     SECTION 2.2 FEES.

     (a) Subject to Section 9.9 hereof, the Companies jointly and severally agree to pay to the Administrative Lender on or before September 30, 1997, for the Ratable account of the Lenders, the reinstatement fee in the amount of $350,000, which was due under the Original Credit Agreement on November 30, 1996.

     (b) Subject to Section 9.9 hereof, the Companies jointly and severally agree to pay to the Administrative Lender in its capacity as administrative lender hereunder an Administrative Lender's fee in the amount of $75,000 on each June 30 during the term hereof. Subject to Section 9.9 hereof, all such fees for administrative services shall be non-refundable once paid.

     SECTION 2.3 PREPAYMENT AND REPAYMENT OF THE LOAN.

     (a) VOLUNTARY PREPAYMENTS. The Companies may from time to time prepay the Loan, in whole or in part, without premium or penalty upon notice to the Administrative Lender (if telephonic, to be confirmed by telecopy or in writing before the date of prepayment), not later than 1:00 p.m. (Dallas, Texas time) [one Business Day before][on] the date of prepayment, which notice shall specify the principal amount being prepaid and the amount and date of prepayment. Prepayments on the Loan may not be reborrowed by the Companies.

     (b) FINAL MATURITIES. The Companies shall, jointly and severally, repay (i) the outstanding principal amount of the Loan, and (ii) any and all other portions of the outstanding Obligation, on the Maturity Date.

     (c) ASSET SALES. To the extent that any Company or any Subsidiary consummates an asset sale in accordance with the provisions of Section 6.3 hereof or a sale of any Metrocall Stock, or upon the redemption of any Metrocall Preferred Stock, the Companies, jointly and severally, agree to use the Net Proceeds therefrom immediately (i) to prepay the Loan until the Loan has been repaid in full, then (ii) to repay all other outstanding Obligations. Upon the conversion of any Metrocall Preferred Stock to common stock of Metrocall, Inc., the Companies, shall use the Net Proceeds from the sale thereof, within ninety
(90) days of the date of such conversion, (i) to prepay the Loan until the Loan has been repaid in full, then (ii) to repay all other outstanding Obligations. Notwithstanding the foregoing, the Companies may from time to time use Net Proceeds from the sale, redemption, or conversion of Metrocall Stock to pay accounts payable, expenses incurred in connection with or incidental to the Plan of Liquidation or in the ordinary course of business, amounts due in connection with claims and lawsuits, and other expenses of the type described on SCHEDULE
2.3 attached hereto so long as no Default then exists or would result therefrom.

     (d) RELEASES FROM ESCROW. To the extent that any Company or any Subsidiary receives any amounts as a result of the termination of the escrow arrangement provided for in the Metrocall Agreement or the PageNet Agreement, the Companies, jointly and severally, agree to immediately apply such amounts to prepay the Loan until the Loan has been repaid in full, and then to repay all other outstanding Obligations.

     (e) GENERAL. Each prepayment and repayment hereunder shall be accompanied by all interest accrued on the principal amount being prepaid and any fees owing in connection with the prepayment. All telephonic notices under this Section shall be made to NationsBank of Texas, N.A., Attn.: Patricia Cascante, telephone
(214) 508-3076, facsimile (214) 508-2515, or such other person as the Administrative Lender may from time to time specify.

     SECTION 2.4 INTEREST ON ADVANCES.

     (a) Subject to Section 9.9 hereof, the Loan shall bear interest at the Base Rate in effect from time to time. Accrued interest shall be due and payable on the last Business Day of each calendar month commencing on August 31, 1997, and on the Maturity Date. If not paid in full on the Maturity Date, all past due principal, past due interest and other amounts owing under the Loan Papers shall, without notice or other action of any kind, bear interest at a rate per annum equal to the lesser of (i) the Highest Lawful Rate and (ii) the Base Rate plus 3%, due and payable on demand.

     (b) If the amount of interest payable for the account of any Lender on any interest payment date would exceed the Maximum Amount, the amount of interest payable on such interest payment date shall be automatically reduced to the Maximum Amount. If the amount of interest payable for the account of any Lender in respect of any interest computation period is reduced pursuant to the immediately preceding sentence and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the Maximum Amount, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such Maximum Amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the immediately preceding sentence.

     SECTION 2.5 COMPUTATIONS AND MANNER OF PAYMENTS.

     (a) The Companies shall make each payment hereunder and under the other Loan Papers not later than 11:00 a.m. (Dallas, Texas time) on the day when due in same day funds to the Administrative Lender, for the Ratable account of each Lender and as such Lender's agent unless otherwise specifically provided herein, at the Administrative Lender's office at 901 Main Street, 67th Floor, Dallas, Texas 75202, wire instructions NationsBank of Texas, N.A. ABA # 111000025, Attn:
Commercial Loans, for further credit to the account of the Companies. No later than the end of each day when each payment hereunder is made, the Notification Agent shall notify NationsBank of Texas, N.A., Attn.: Patricia Cascante, telephone (214) 508-3076, facsimile (214) 508-2515, or such other person as the Administrative Lender may from time to time specify. The Administrative Lender shall remit to each Lender such Lender's Pro Rata portion of any such payment made by the Companies in same day funds, unless received by the Administrative Lender after 11:00 a.m., in which case the Administrative Lender shall remit such payment in next day funds.

     (b) Unless the Administrative Lender shall have received notice from the Notification Agent prior to the date on which any payment is due hereunder that the Companies will not make payment in full, the Administrative Lender may assume that such payment is so made on such date and may, in reliance upon such assumption, make distributions to the Lenders. If and to the extent the Companies shall not have made such payment in full, each Lender shall repay to the Administrative Lender forthwith on demand the applicable amount distributed, together with interest thereon at the Federal Funds Rate, from the date of distribution until the date of repayment. The Companies hereby authorize each Lender, if and to the extent payment is not made when due hereunder, to charge the amount so due against any account of any and each Company (or any combination of Companies) with such Lender.

     (c) All computations of interest and fees hereunder shall be made on the basis of a 365 or 366 day year, as applicable, for the actual number of days elapsed, including the first day but excluding the last day. All payments under the Loan Papers shall be made in United States dollars, and without setoff, counterclaim or other defense.

     (d) Whenever any payment to be made hereunder or under any other Loan Papers shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable.

     SECTION 2.6 BOOKING LOANS. Each Lender may make, carry, or transfer Advances at, to or for the account of any of its branch offices or the office of any of its Affiliates.

     SECTION 2.7 COLLATERAL AND COLLATERAL CALL.

     (a) COLLATERAL. Payment of the Obligation is secured by (i) a perfected security interest in all presently owned and after-acquired tangible and intangible personal property and fixtures of the Companies and the Subsidiaries, including, without limitation, the accounts, equipment, inventory, goods, fixtures, accounts receivable, contract rights, documents, instruments, chattel paper, general intangibles, real property, bank accounts, cash equivalents and other assets of the Companies and the Subsidiaries set forth and described in the documents and instruments granting the Liens to the Lenders to secure the Obligation, prior to all Liens other than Permitted Liens, (ii) a first priority perfected security interest in all of the Capital Stock of each Company (other than PAG), a first priority perfected security interest in all of the Capital Stock of the Subsidiaries, and a first priority perfected security interest in all Metrocall Stock (except for the stock required to be subject to an escrow arrangement under the terms of the Metrocall Agreement), and (iii) a pledge of all promissory notes and other instruments evidencing obligations owed to any Company or any Subsidiary from Metrocall, Inc. or any Subsidiary or any Affiliate, including without limitation those in existence on the Closing Date and described on SCHEDULE 2.7 hereto (collectively, together with all other Properties or assets of the Companies and all Subsidiaries and other Persons securing the Obligation from time to time, the "Collateral"). The Companies agree that they will, and will cause the Subsidiaries to, execute and deliver, or cause to be executed and delivered, such documents as the Administrative Lender may from time to time reasonably request to create and perfect a first Lien for the benefit of the Administrative Lender and the Lenders in the Collateral.

     (b) COLLATERAL CALL. Each Company agrees to, and agrees to cause the Subsidiaries to, grant the Administrative Lender and the Lenders from time to time at the request of the Lenders a Lien on any of the Property of any Company or any Subsidiary not already constituting Collateral. In that regard, each Company shall, and shall cause the Subsidiaries to, use best efforts to assist the Administrative Lender and the Lenders in creating and perfecting a first Lien, subject to Permitted Liens, for the benefit of Administrative Lender and Lenders securing the Obligation in any such Property of the Companies and the Subsidiaries, including, without limitation, providing the Administrative Lender with evidence of insurance including flood hazard insurance, UCC searches, Tax and Lien searches, intellectual property documentation and registration and other similar types of documents, consents, Authorizations, legal opinions, instruments and agreements relating to all Property of the Companies and the Subsidiaries as reasonably requested by the Lenders from time to time.

     (c) BANK ACCOUNT. Other than accounts currently in existence to the extent necessary to clear checks already written, and in any event, after August 31, 1997, the Companies shall maintain one and only one account for the deposit, holding, and disbursement of all Cash Equivalents, and such account, all Cash Equivalents held therein, shall be subject to the Lien of the Administrative Lender. Such account shall be at either (i) the Administrative Lender or (ii) at a commercial bank which is rated by both Moody's Investors Services, Inc. and Standard & Poor's as equal or superior to the Administrative Lender and which has executed an agreement with the Administrative Lender sufficient, in the opinion of Stroock & Stroock & Lavan LLP as counsel to the Companies, to grant the Administrative Lender and the Lenders both (x) a perfected security interest in the account and the Cash Equivalents held therein and (y) the status of bona fide purchasers of such Cash Equivalents to the extent such status is available under applicable law (including, where applicable, the Uniform Commercial Code and applicable portions of the Code of Federal Regulations).

                                   ARTICLE III

                              CONDITIONS PRECEDENT

     SECTION 3.1 CONDITIONS PRECEDENT TO EFFECTIVENESS. The making by the Lenders of the initial Advance pursuant to this Agreement is subject to fulfillment of the following conditions precedent:

     (a) The making of the Loan and the funding of Advances hereunder shall not contravene any Law applicable to the Administrative Lender or any Lender.

     (b) The Companies shall have delivered to the Administrative Lender and each Lender a Certificate, dated the effective date, executed by a Responsible Officer, certifying that (i) no Default or Event of Default has occurred and is continuing, (ii) the representations and warranties set forth in Article IV hereof are true and correct, and (iii) it has complied with all agreements and conditions to be complied with by it under the Loan Papers by such date.

     (c) The Companies shall have delivered to the Administrative Lender and each Lender a Secretary's Certificate, dated the effective date, certifying (i) that the attached copies of all amendments to each Company's certificate of incorporation (certified by the Secretary of State of such Company's state of incorporation) and bylaws since December 30, 1993, together with the certificates of incorporation and bylaws heretofore delivered to the Administrative Lender, are true and complete, and in full force and effect, without amendment except as shown, (ii) that each attached copy of each Company's resolutions authorizing execution and delivery of this Agreement and the other Loan Papers is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this loan transaction, (iii) that copies of each Company's certificates of good standing and certificates of existence delivered to the Lenders have been issued within 30 days prior to the Closing Date, and that no facts exist that would make such certificates inaccurate as of the effective date, (iv) to the incumbency, name and signature of each Responsible Officer and other officer authorized to sign this Agreement and other Loan Papers on each Company's behalf, (v) that a copy of the resolutions for PAG authorizing execution and delivery of the Metrocall Agreement and the consummation of the transactions contemplated thereby are true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified, or revoked, and constitute all resolutions adopted with respect to the Metrocall Sale, (vi) that the Metrocall Agreement attached thereto is true, complete and correct, and (vii) that the Forbearance Agreement between the Companies and the Subordinated Lenders attached thereto is true, complete and correct. The Administrative Lender and Lenders may conclusively rely on the certificate delivered pursuant to this subsection until they receive notice in writing to the contrary.

     (d) Delivery to the Administrative Lender and each Lender of their respective Notes, this Agreement and all other Loan Papers, all in form and substance satisfactory to the Administrative Lender and each Lender, and completed and executed by the Companies, and delivery to the Administrative Lender of (i) all certificates evidencing Capital Stock of the Companies (other than PAG), and the Subsidiaries, and (ii) each and every writing evidencing any indebtedness (other than Cash Equivalents) owed by any Person to any of the Companies, together with any bond or note power (executed in blank) for each such writing where appropriate.

     (e) Each Lender shall have received its Pro Rata share of cash constituting Net Proceeds of the Metrocall Agreement, together with an accounting for such proceeds. In addition, the Administrative Lender shall have taken physical possession of the following:

                  (i) two Metrocall Common Stock certificates to be held as Collateral, and representing in the aggregate (x) that number of shares having a market value as determined in the Metrocall Agreement equal to $15,000,000, plus (y) an additional 762,690 additional shares, minus
         (z) that number of shares having a market value as determined in the Metrocall Agreement of (I) $4,000,000 minus (II) the amount of Cash Equivalents held in escrow pursuant to the Metrocall Agreement;

                  (ii) one stock certificate of the shares of Metrocall Preferred Stock held as Collateral, and having in the aggregate a face and par value of $15,000,000; and

                  (iii) a copy of a letter from PAG to the escrow agent under the Metrocall Agreement, accepted by the escrow agent, directing the escrow agent to deliver to the Administrative Lender any property held in escrow otherwise to be delivered to PAG.

Each certificate shall be accompanied by a stock power signed in blank. The Companies shall also provide to the Administrative Lender and each Lender an accounting showing the calculation of the number of shares of Metrocall Stock issued under the Metrocall Agreement and the allocation of those shares between the escrow account and the Collateral as set forth above.

     (f) All terms of the Metrocall Agreement, and all related documentation, shall be acceptable to the Administrative Lender and each Lender in its sole discretion and absolute discretion, and the Metrocall Sale shall have been consummated in accordance with the terms, provisions and conditions of the Metrocall Agreement, without amendments, consents or waivers by the Companies with respect thereto (except with the express written consent of the Administrative Lender and each Lender). The Metrocall Agreement as in effect on June _, 1997, is acceptable to the Administrative Lender and each Lender. The cash proceeds of the Metrocall Sale shall be not less than $25,000,000 and shall be distributed as follows: First, $20,500,000 shall be used to pay all accrued interest, fees, and expenses due pursuant to the Original Credit Agreement (including without limitation fees and expenses of counsel to the Administrative Lender and to each Lender) until such amounts are paid in full, and then to principal owing pursuant to the Original Credit Agreement. Second, to the extent cash proceeds exceed $25,000,000, such excess shall be applied to principal owing under the Original Credit Agreement so long as (i) $4,000,000 in cash or market value as determined in the Metrocall Agreement of Metrocall Common Stock shall have been deposited into the escrow arrangement required by the Metrocall Agreement, and (ii) to the extent that the Metrocall Common Stock (excluding the shares placed into such escrow arrangement) has a market value as determined in the Metrocall Agreement less than $2,000,000, the Companies shall have retained cash reserves in an amount equal to the difference between $2,000,000 and the market value as determined in the Metrocall Agreement of such common stock for use, if required, to pay accounts payable, expenses incurred in connection with or incidental to the Plan of Liquidation or in the ordinary course of business consistent with the Plan of Liquidation, amounts due in connection with claims and lawsuits, and other expenses of the type described on SCHEDULE 2.3 attached hereto so long as no Default then exists or would result therefrom.

     (g) The Administrative Lender and each Lender shall have received opinions of Stroock & Stroock & Lavan LLP, counsel to each Company and the Subsidiaries, dated the Closing Date acceptable to the Administrative Lender and Lenders, and otherwise in form and substance satisfactory to the Administrative Lender, Lenders and Special Counsel, with respect to the Advances and the credit facility evidenced by this Agreement and the Loan Papers, and with respect to the Metrocall Sale and the Metrocall Agreement.

     (h) The Administrative Lender and each Lender shall have received copies of all opinions rendered by any counsel in connection with the Metrocall Sale and the Metrocall Agreement, with a letter from such counsel entitling the Administrative Lender, on behalf of itself and all other Lenders, to rely on such opinions.

     (i) All of the Properties of the Companies and the Subsidiaries shall be free from Liens (except those securing the Obligation and Permitted Liens) and the Administrative Lender and each Lender shall be satisfied that each such Property fully secures the Obligation with a first and prior perfected Lien pursuant to documentation acceptable to each Lender.

     (j) The Administrative Lender and each Lender shall have received, in form and substance satisfactory to it (i) a certificate from the Secretary of State of New York certifying that the PAG is a corporation duly organized, validly existing and in good standing in such state as of the date thereof, and (ii) certificates of appropriate authorities of all jurisdictions where each Company should be qualified to do business, to the effect that it is in good standing and duly qualified to transact business in such jurisdictions.

     (k) The Subordinated Lenders shall have entered into a forbearance agreement ("FORBEARANCE AGREEMENT") with PAG pursuant to terms and conditions, and subject to documentation, acceptable to the Administrative Lender and each Lender in its sole and absolute discretion.

     (l) The Administrative Lender and each Lender shall have received each of the following, in form and substance satisfactory to the Administrative Lender, each Lender and Special Counsel:

                  (i) the results of UCC and other Lien searches against the assets of each Company and the Subsidiaries and evidence of the filing of financing statements on Form UCC-1 necessary to grant the Administrative Lender a perfected Lien on the collateral;

                  (ii) evidence that all proceedings of each Company and the Subsidiaries taken in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Lender, each Lender and Special Counsel; and the Administrative Lender and each Lender shall have received copies of all documents or other evidence which the Administrative Lender, each Lender or Special Counsel may reasonably request in connection with said transactions, including without limitation the resolutions of the Board of Directors of each Company and each Subsidiary authorizing the transactions contemplated herein, certified to be true and correct by a Responsible Officer;

                  (iii) for each Company and each Subsidiary as of and for the calendar quarter ended March 31, 1997, consolidated and consolidating statements of income and balance sheets of each Company and each Subsidiary for such period, in reasonable detail and certified by a Responsible Officer to the best of his/her knowledge to be complete and correct and prepared consistently with past practices and substantially in accordance with generally accepted accounting principles, subject to year-end adjustment;

                  (iv) a duly completed and executed Compliance Certificate computed after giving effect to the Advance made or to be made on the Closing Date, evidencing no Default or Event of Default;

                  (v) copies of all Authorizations and consents, waivers or other evidence from all stockholders, Tribunals and other material third parties of all approvals and waivers in connection with the Metrocall Sale and as otherwise deemed advisable by Special Counsel, the Administrative Lender or any Lender in connection with this Agreement and the Loan Papers, or necessary or appropriate and reasonably requested by the Administrative Lender, Special Counsel or any Lender;

                  (vi) payment of all fees (including the facility fee), and reimbursement to the Administrative Lender and each Lender of all attorneys' fees and expenses incurred through the Closing Date by the Administrative Lender and each Lender in connection with the preparation, negotiation and consummation of the loan transaction evidenced by this Agreement and the Loan Papers; and

                  (vii) copies of insurance binders or certificates covering the assets of each Company and the Subsidiaries showing the Administrative Lender, on behalf of the Lenders, as loss payee and additional insured where appropriate.

     (m) All proceedings of each Company and the Subsidiaries taken in connection with the Metrocall Sale and the loan transactions contemplated hereby, and all documents incidental thereto, shall be satisfactory in form and substance to the Administrative Lender and each Lender. The Administrative Lender and each Lender shall have received copies of all documents or other evidence that it may reasonably request in connection with such transactions.

     (n) All proceedings of each Company taken in connection with the transactions contemplated hereby, and all documents incidental thereto, shall be satisfactory in form and substance to the Administrative Lender. The Administrative Lender and each Lender shall have received all information and copies of all documents that it may reasonably request in connection with such transactions.

     (o) The Administrative Lender shall have received a certificate, executed by the Chairman of the Board of the Company, certifying both on behalf of the Company, and as to their own personal knowledge, that:

                    (i) The Loan Papers constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms (subject, as to enforcement of remedies only, to any applicable bankruptcy, reorganization, moratorium or similar Laws or principles of equity affecting the enforcement of creditors' rights generally),

                    (ii) Each Lender holds "claims" (as such term is defined in the Federal Bankruptcy Code, 11 U.S.C. ss. 101(4)) against the Company in an amount not less than the face amount of such Lender's Note and such claims are not subject to (and there is no fact, omission or circumstance that would make such claims subject to) any defense, offset, counterclaim, subordination, disallowance, avoidance, or other defect or impairment as of the Closing Date.

                    (iii) As of the Effective Date, and at all times prior thereto, the Liens held by the Administrative Lender to secure Obligations under the Original Credit Agreement were valid and perfected Liens, and the value of the collateral subject to such Liens, after deducting any prior Liens, expenses or charges which would have been paid from the proceeds of such Liens, exceeded the total amount of the Obligations which such collateral secured.

                    (iv) After giving effect to the transactions contemplated hereby and in the Metrocall Agreement, the Administrative Lender holds a Lien or Liens on all assets of the Companies and such Lien is not subject to (and there is no fact, omission or circumstance that would make such Lien subject to) any defense, offset, counterclaim, subordination, disallowance, avoidance, lack of perfection, or other defect or impairment as of the Closing Date.

                    (v) No Company has any "claims" (as such term is defined in the Federal Bankruptcy Code, 11 U.S.C. ss. 101(4)) or right of offset or any equitable remedy, privilege or other right against the Administrative Lender or any Lender except as may be specifically granted under the terms of the Loan Papers.

                    (vi) After the Closing Date, the Companies' operating businesses shall have been terminated and each of them shall, on that date, have no assets other than those held for liquidation and distribution to each Company's creditors and shareholders in accordance with the Loan Papers, agreements between each Company and its creditors other than the Administrative Lender and the Lenders and each Company's certificate of incorporation.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Each Company represents and warrants that the following are true and correct and that upon consummation of the Metrocall Sale the following will be true and correct:

     SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each Company and each Subsidiary is a corporation duly organized, validly existing, and in good standing under the Laws of its state of organization. Each Company and each Subsidiary is qualified to do business in all jurisdictions where the nature of its business or Properties require such qualification. Set forth on SCHEDULE 4.1 attached hereto is a complete and accurate listing of each Company and each Subsidiary, showing (a) the jurisdiction of its organization, (b) the classes of its Capital Stock, the numbers of shares authorized, and the number of shares outstanding, (c) each owner of outstanding shares on the date hereof, indicating the ownership percentage (except with respect to PAG), and (d) all outstanding options, warrants, subscription rights, rights of conversion or purchase, rights of first refusal, and similar rights relating to such Capital Stock. After the Closing Date, all outstanding shares of Capital Stock of each Company and the Subsidiaries are validly issued, fully paid and nonassessable and, to the extent owned by each Company or the Subsidiaries, are owned free and clear of all Liens, including any restrictions on hypothecation or transfer, except Liens securing the Obligation.

     SECTION 4.2 DUE AUTHORIZATION; VALIDITY. The Board of Directors of each Company has duly authorized the execution, delivery and performance of the Loan Papers. No consent of the stockholders of any Company is required as a prerequisite to the validity and enforceability of any Loan Papers or any other document contemplated hereby, except those consents already obtained by the Companies. Each Company has full legal right, power and authority to execute, deliver and perform under the Loan Papers.

     SECTION 4.3 CONFLICTING AGREEMENTS AND OTHER MATTERS. There exists no breach, default or event of default under any agreement, Authorization or other relationship of any Company or any Subsidiary that could reasonably be expected to cause a Material Adverse Change. The execution or delivery of the Loan Papers, and performance thereunder, does not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any Properties of any Company or any Subsidiary under, or require any consent, approval or other action by, notice to or filing with any Tribunal or Person pursuant to, the articles of incorporation or bylaws of any Company or any Subsidiary, any award of any arbitrator, any Authorization, or any agreement, instrument or Law to which any Company, any Subsidiary or any of their Properties is subject. No Authorization which has not been obtained by the Companies or the Subsidiaries is required in connection with the execution, delivery and performance of any Loan Papers.

     SECTION 4.4 FINANCIAL STATEMENTS. The financial statements of the Companies and the Subsidiaries delivered to the Administrative Lender and Lenders fairly present the financial condition and results of operations of the Companies and the Subsidiaries as of the dates and for the periods shown, all in accordance with GAAP (except for, with respect to the quarterly financials, the absence of footnotes). The latest of such annual financial statements reflects all material liabilities, direct and contingent, of the Companies and the Subsidiaries that are required to be disclosed in accordance with GAAP.

     SECTION 4.5 LITIGATION. Shown on SCHEDULE 4.5 attached hereto is all Litigation that is pending or, to the best of the Companies' knowledge, threatened against any Company or any of the Subsidiaries on the date hereof. There is no pending or, to the best of the Companies' knowledge, threatened Litigation against any Company or any Subsidiary that could reasonably be expected to constitute a Material Adverse Change.

     SECTION 4.6 COMPLIANCE WITH LAWS.

     (a) Each Company and each of the Subsidiaries are in material compliance with all Applicable Law and statutes and governmental rules and regulations applicable to it or any of them, including, without limitation (a) applicable rules and regulations of the FCC and the political subdivisions, governments and governmental agencies having jurisdiction over the activities of it or any of them; and (b) applicable rules and regulations of the SEC insofar as such rules and regulations apply to it or any of them. Each Company and each Subsidiary has received no notice to the effect that its respective operations are not in material compliance with any of the requirements of Applicable Law.

     (b) No proceeds of any Advance will be used directly or indirectly to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended. None of the Companies or the Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Companies and the Subsidiaries are not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), or any other Law that the incurring of Debt by the Companies would violate in any material respect.

     SECTION 4.7 AUTHORIZATIONS, TITLE TO PROPERTIES AND RELATED MATTERS. The Companies and the Subsidiaries possess all Authorizations and are not in violation thereof in any material respect. All Authorizations are in full force and effect, and no event has occurred that permits, or after notice or lapse of time could permit, the revocation or termination of any Authorizations which taken in isolation or when considered with all other such revocations or termination might reasonably be expected to cause a Material Adverse Change. The Companies and each of the Subsidiaries has full power, authority and legal right to own and operate its Properties, and to conduct its business. Each has good and indefeasible title (fee or leasehold, as applicable) to its Properties, subject to no Lien of any kind, except Permitted Liens and Liens securing the Obligation. None of the Companies or the Subsidiaries is in violation of its respective articles of incorporation or bylaws, any Law, or any material agreement or instrument binding on or affecting it or any of its Properties. No business or Properties of the Companies and the Subsidiaries is affected by any strike, lock-out, or other labor dispute, drought, storm, earthquake, embargo, act of God or public enemy, or other casualty.

     SECTION 4.8 PATENTS, ETC. The Companies and the Subsidiaries have obtained all patents, trademarks, service-marks, trade names, copyrights, Authorizations and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted. Nothing has come to the attention of the Companies to the effect that (a) any process, method, part or other material presently contemplated to be employed by any Company or any Subsidiary may infringe any patent, trademark, service-mark, trade name, copyright, license or other right owned by any other Person, or (b) there is pending or overtly threatened any material claim or litigation against or affecting any Company or any of the Subsidiaries, contesting their right to sell or use any such process, method, part or other material.

     SECTION 4.9 OUTSTANDING DEBT. The Companies and the Subsidiaries have no outstanding Funded Debt, Contingent Liabilities or Liens, except as shown on
SCHEDULE 4.9 attached hereto. No material breach, default or event of default exists under any document, instrument or agreement evidencing or otherwise relating to any Funded Debt.

     SECTION 4.10 TAXES. The Companies and the Subsidiaries have filed all federal, state and other Tax returns that are required to be filed, and have paid all Taxes as shown on such returns, as well as all other Taxes, to the extent due and payable, except such Taxes that are being diligently contested by the Companies in good faith and for which adequate reserves have been established in accordance with GAAP. All Tax liabilities of the Companies and the Subsidiaries are adequately provided for on their books, including interest and penalties, and adequate reserves have been established therefor in accordance with GAAP. No income Tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid, and no taxing authority has notified any Company or any of the Subsidiaries of any deficiency in any Tax return of a material nature.

     SECTION 4.11 ERISA. The Companies and the Subsidiaries neither maintain nor participate in any single or multiple employer employee benefit plans which are subject to ERISA.

     SECTION 4.12 ENVIRONMENTAL MATTERS. Each of the Companies and the Subsidiaries has obtained all environmental, health and safety permits, licenses and other Authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or Authorization would not reasonably be expected to cause a Material Adverse Change. Each of such permits, licenses and Authorizations is in full force and effect and each of the Companies and the Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not reasonably be expected to cause a Material Adverse Change. In addition, except as set forth in SCHEDULE 4.12 hereto, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Tribunal or other entity with respect to any alleged failure by any Company or any of the Subsidiaries to have any environmental, health or safety permit, license or other Authorization required under any Environmental Law in connection with the conduct of the business of any Company or any of the Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by any Company or any of the Subsidiaries.

     SECTION 4.13 DISCLOSURE. None of the Companies and the Subsidiaries has made a material misstatement of fact in writing, or failed to so disclose any fact necessary to make the facts disclosed not misleading, to the Administrative Lender or any Lender during the course of application for and negotiation of any Loan Papers or otherwise in connection with any Advances, including without limitation, any fact relating to Metrocall, Inc. or the Metrocall Common Stock or the Metrocall Preferred Stock. There is no fact known to any Company that materially adversely affects any of the Companies' and the Subsidiaries' Properties or businesses, or that would constitute a Material Adverse Change, and that has not been set forth in the Loan Papers or in other documents furnished to the Administrative Lender and/or Lenders.

     SECTION 4.14 THE METROCALL SALE.

     (a) The execution, delivery and performance by PAG of the Metrocall Agreement and the consummation of the Metrocall Sale in accordance therewith are within the corporate powers of PAG, require no action by PAG by or in respect of, or registration or filing with, or exemption from any governmental body, agency or official that will not have been taken, and have been duly authorized by all necessary action under PAG's organizational documents and applicable Law. The execution, delivery and performance by PAG of the Metrocall Agreement and the consummation of the Metrocall Sale in accordance therewith, will not contravene or conflict with or constitute (with or without the giving of notice or lapse of time or both) a default or breach under, or result in a termination event or an acceleration of, any obligation arising, existing or created by or under any agreement or instrument evidencing or governing Debt for borrowed money of any Company or any Subsidiary, or any judgment, injunction, order, decree, agreement or other instrument binding upon any Company or any Subsidiary, or result in the creation or imposition or material modification of (or obligation to create or impose) any Lien (other than the Liens created by the Loan Papers) on any of the assets or properties of any Company or any Subsidiary, or on any of the Capital Stock of any Company or any Subsidiary under any provision of any Applicable Law or regulation or charter document of any Company or any Subsidiary.

     (b) PAG has previously delivered to the Lenders a true and correct copy of the Metrocall Agreement as executed and delivered by the respective parties thereto. Each of the representations and warranties of PAG contained in the Metrocall Agreement is true and correct in all material respects on the date(s) when made, to the knowledge of PAG, no rights of cancellation or rescission, no material defaults and no defenses exist with respect to the Metrocall Agreement, which, in each case, could reasonably be expected to cause a Material Adverse Change.

     SECTION 4.15 LOCATION. The chief executive offices of each Company and each Subsidiary are located at the addresses as shown on SCHEDULE 4.15 hereto. Each Company and each Subsidiary is entitled to receive notices hereunder at its chief executive office, notwithstanding that certain of them may maintain other places of business. The present and foreseeable location of the books and records of each Company and each Subsidiary concerning accounts and accounts receivable are their chief executive offices.

     SECTION 4.16 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties made under this Agreement and the other Loan Papers shall be deemed to be made at and as of the Closing Date, and each shall be true and correct when made. All such representations and warranties shall survive, and not be waived by, the execution hereof by any Lender, any investigation or inquiry by any Lender, or by the making of any Advance under this Agreement.

     SECTION 4.17 BUSINESS OF THE COMPANIES. After the Closing Date, the Companies' operating businesses shall have been terminated and each of them shall, on that date, have no assets other than those held for liquidation and distribution to each Company's creditors and shareholders in accordance with the Loan Papers, agreements between each Company and its creditors other than the Administrative Lender and the Lenders and each Company's certificate of incorporation.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

     So long as any Advance or any other portion of the Obligation is outstanding, or the Companies owe any other amount hereunder:

     SECTION 5.1 COMPLIANCE WITH LAWS AND AUTHORIZATIONS; PAYMENT OF DEBTS.

     (a) Each Company shall comply, and cause each of the Subsidiaries to comply, in all material respects, with all Applicable Laws, Authorizations and all statutes and governmental rules and regulations applicable to it, or any of them, including without limitation: (i) applicable rules and regulations of the FCC, SEC, ERISA and other governmental agencies; (ii) applicable rules and regulations of the SEC insofar as such rules and regulations apply to it or any of them; and (iii) applicable provisions of ERISA insofar as such Act applies to it or any of them. No Company shall permit any condition to exist in connection with any Plan which would constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; and not engage in, or permit to exist or occur, or permit any of the Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any such Plan which would result in the incurrence by any Company or any of the Subsidiaries of any material liability, fine or penalty.

     (b) The use which any Company or any Subsidiary intends to make of any real property owned by it will not result in the disposal or other release of any hazardous substance or solid waste on or to such real property, and no Company nor any Subsidiary shall cause, permit or suffer to exist the disposal or other Release of any Hazardous Material or solid waste on or to such real property. As used herein, the terms "solid waste" and "disposal" shall have the meanings specified in RCRA; provided that to the extent that any other law applicable to any Company, any Subsidiary or any of their properties establishes a meaning for "hazardous material," "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified herein, such broader meaning shall apply.

     (c) Each Company shall, and shall cause each Subsidiary to, pay its Funded Debt as and when due, unless payment thereof is being contested in good faith by appropriate proceedings and adequate reserves have been established therefor.

     SECTION 5.2 INSURANCE. Each Company shall, and shall cause each Subsidiary to, (a) keep its Properties adequately insured at all times by financially sound and reputable insurers to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses, and show the Administrative Lender as loss payee, (b) maintain in full force and effect public liability, workers compensation and business interruption insurance, in amounts customary for such similar companies to cover normal risks, by insurers satisfactory to the Administrative Lender, and (c) maintain such other insurance as may be required by Law or by any Authorization. Each Company shall from time to time deliver to the Administrative Lender, upon demand, evidence of the maintenance of such insurance and a summary of coverage under each policy.

     SECTION 5.3 MAINTENANCE OF TAX TREATIES. Each Company shall, and shall cause each Subsidiary to, maintain in full force and effect, without modification or amendment, and comply with all tax treaties, if any, currently in effect among the Companies and the Subsidiaries.

     SECTION 5.4 INSPECTION RIGHTS. Each Company shall, and shall cause each Subsidiary to, permit the Administrative Lender or any Lender, upon reasonable notice under the circumstances, to examine and make copies of and abstracts from their records and books of account, to visit and inspect their Properties and to discuss their affairs, finances and accounts with any of their directors, officers, employees or accountants and representatives, all as the Administrative Lender or any Lender may reasonably request, at the cost of the Companies.

     SECTION 5.5 RECORDS AND BOOKS OF ACCOUNT; CHANGES IN GAAP. Each Company shall, and shall cause each Subsidiary to, keep adequate records and books of account in conformity with GAAP. Each Company and the Subsidiaries shall not change their fiscal year. Each Company and the Subsidiaries shall not change their financial method of accounting, except in strict compliance with GAAP, provided that, if the Companies and the Subsidiaries change their method of financial accounting in accordance with the terms of this Section 5.6, (a) the Notification Agent shall notify the Administrative Lender and each Lender of such change together with an explanation of such change and the effect of such change on the financial statements of the Companies and the Subsidiaries.

     SECTION 5.6 REPORTING REQUIREMENTS. The Companies shall furnish to each Lender and the Administrative Lender:

     (a) As soon as available and in any event within ten (10) days after the end of each month beginning with the month ending July 31, 1997, (i) consolidated balance sheets of the Companies and the Subsidiaries as of the end of such month, all in reasonable detail, and certified by a Responsible Officer as prepared in accordance with GAAP (except for the absence of footnotes) and fairly presenting the financial condition and results of operations of the Companies and the Subsidiaries, and (ii) consolidated statements of income of the Companies and the Subsidiaries, as of the end of such month and for the portion of the fiscal year ending with such month, all in reasonable detail, and certified by a Responsible Officer as prepared in accordance with GAAP (except for the absence of footnotes) and fairly presenting the financial condition and results of operations of the Companies and the Subsidiaries, subject to changes resulting from year-end adjustments;

     (b) As soon as available and in any event within 45 days after the end of each quarter, (i) consolidated balance sheets of the Companies and the Subsidiaries as of the end of such quarter, setting forth in comparative form, figures for the prior fiscal year, all in reasonable detail, and certified by a Responsible Officer as prepared in accordance with GAAP (except for the absence of footnotes) and fairly presenting the financial condition and results of operations of the Companies and the Subsidiaries, and (ii) consolidated statements of income and a consolidated statement of cash flows of the Companies and the Subsidiaries, as of the end of such quarter and for the portion of the fiscal year ending with such quarter setting forth in comparative form, figures for the prior fiscal year, all in reasonable detail, and certified by a Responsible Officer as prepared in accordance with GAAP (except for the absence of footnotes) and fairly presenting the financial condition and results of operations of the Companies and the Subsidiaries, subject to changes resulting from year-end adjustments;

     (c) As soon as available and in any event within 90 days after the end of each fiscal year of the Companies, consolidated balance sheets of the Companies and the Subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flows of the Companies and the Subsidiaries as of the end of such fiscal year, and the related consolidated statement of shareholder's equity of the Companies and the Subsidiaries for such fiscal year, setting forth, in comparative form, figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of the Auditor on the consolidated financial statements, which opinion shall state that such financial statements were prepared in accordance with GAAP, that the examination by the Auditor in connection with such financial statements was made in accordance with generally accepted auditing standards, and that such financial statements fairly present the financial condition and results of operations of the Companies and the Subsidiaries, and that, to their knowledge, there exists no Default or Event of Default under the Loan Papers;

     (d) Promptly upon their becoming available, a copy of (i) all material reports or letters submitted to any Company or any Subsidiary by accountants in connection with any annual, interim or special audit, including without limitation any report prepared in connection with the annual audit, and any other comment letter submitted to management in connection with any such audit,
(ii) each financial statement, report, notice or proxy statement sent by any Company or any Subsidiary to stockholders generally, (iii) each regular or periodic report and any registration statement (other than statements on Form S-8) or prospectus (or material written communication in respect of any thereof) filed by PAG, any Company or any Subsidiary with any securities exchange, with the SEC or any successor agency, and (iv) all press releases concerning material financial aspects of any Company or any Subsidiary;

     (e) Promptly upon becoming aware that (i) the holder(s) of any note(s) or other evidence of Indebtedness or other security of any Company or any Subsidiary in excess of $100,000 in the aggregate has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (ii) any party to any Capitalized Lease Obligations has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (iii) any occurrence or non-occurrence of any event which constitutes or which with the passage of time or giving of notice or both could constitute a material breach by any Company or any Subsidiary under any material agreement or instrument other than this Agreement to which any Company or any Subsidiary is a party or by which any of their properties may be bound, or (iv) any event, circumstance or condition which could cause a Material Adverse Change, a written notice specifying the details thereof (or the nature of any claimed default or event of default) and what action is being taken or is proposed to be taken with respect thereto;

     (f) Together with each set of financial statements delivered pursuant to subsections (a), (b) and (c) above, a Compliance Certificate;

     (g) As soon as possible (but in no event later than two Business Days thereafter) upon knowledge by an officer of any Company of the occurrence of any Default or Event of Default, or of any material change in any material fact or circumstance represented or warranted in any Loan Papers, a notice from a Responsible Officer, setting forth the details of such Default or Event of Default, or change in fact or circumstance, and the action being taken or proposed to be taken with respect thereto;

     (h) As soon as possible and in any event within five days after knowledge thereof by a corporate officer of any Company, notice of (i) any Litigation pending against any Company or any Subsidiary which, if determined adversely, could reasonably be expected to constitute a Material Adverse Change, together with a statement of a Responsible Officer, describing the allegations of such Litigation, and the action being taken or proposed to be taken with respect thereto and (ii) the commencement of all material proceedings and investigations by or before any Tribunal, and all actions and proceedings before any arbitrator involving claims for damages (including punitive damages) in excess of $100,000 in the aggregate (after deducting the amount with respect to any Company or any Subsidiary is insured), against or in any other way relating directly to any Company, any Subsidiary, or any of their Properties or businesses;

     (i) Promptly following notice or knowledge thereof by a corporate officer of any Company, notice of any actual or threatened loss or termination of or refusal to grant or renew any material Authorization, together with a statement of a Responsible Officer, describing the circumstances surrounding the same, and the action being taken or proposed to be taken with respect thereto;

     (j) As soon as possible, and in any event within 10 days after receipt by any Company, a copy of (i) any notice or claim to the effect that any Company or any Subsidiary is or may be liable to any Person as a result of the Release by any Company, any of the Subsidiaries, or any other Person of any hazardous substance or hazardous waste into the environment, and (ii) any notice alleging any violation of any Environmental Law by any Company or any Subsidiary, which could, in either case, reasonably be expected to cause a Material Adverse Change;

     (k) By noon, Dallas, Texas time, on the first Business Day of each week and each Business Day following a sale of Metrocall Stock, a Collateral Coverage Report;

     (l) Promptly upon request, such other information concerning the condition or operations of any Company, or any of the Subsidiaries and its Affiliates, financial or otherwise, as the Administrative Lender or any Lender may from time to time reasonably request; and

     (m) As soon as possible, and in any event within three (3) Business Days after Friday of each week, a report of beginning and ending cash for such week, and receipts and disbursements for such week of the Companies on a consolidated basis, in reasonable detail, and in any event in form satisfactory to Administrative Lender and to Lenders.

     SECTION 5.7 USE OF PROCEEDS. The Companies shall use the proceeds of Advances hereunder to refinance existing indebtedness owed under the Original Credit Agreement.

     SECTION 5.8 PAYMENT OF TAXES. Each Company will and will cause each of the Subsidiaries promptly to pay and discharge all lawful Taxes imposed upon it or upon its income or profit or upon any Property belonging to it, unless such Tax shall not at the time be due and payable, or if the validity thereof shall currently be diligently contested on a timely basis in good faith by appropriate proceedings (provided that the enforcement of any Liens arising out of any such nonpayment shall be stayed or bonded during the proceedings) and adequate reserves with respect to such Tax shall have been established.

     SECTION 5.9 COLLATERAL COVERAGE. The Companies shall cause the ratio of the
(a) face amount of the Metrocall Preferred Stock which constitutes Collateral, plus the fair market value of all Metrocall Common Stock which constitutes Collateral, to (b) the Total Principal Debt, to at all times equal or exceed 1.5 to 1.0. Such ratio shall be calculated each Monday and on the date of each sale of such stock before, but assuming such sale has occurred. The fair market value of the Metrocall Common Stock will be based on the bid price at closing on the last Trading Day of the preceding week, or the date of sale, whichever is applicable.

     SECTION 5.10 PLAN OF LIQUIDATION. The Companies shall, and shall cause the Subsidiaries to, comply with the Plan of Liquidation and conduct no business not reasonably required thereby. PAG may at any time and from time to time liquidate and dissolve all the Companies (other than PAG) and the Subsidiaries.

     SECTION 5.11 COMPLIANCE WITH FORBEARANCE AGREEMENT. The Companies shall, and shall cause the Subsidiaries to, comply with the terms and conditions of the Forbearance Agreement as now written and agreed upon.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

     So long as any Advance or any other portion of the Obligation is outstanding, or the Companies owe any other amount hereunder:

     SECTION 6.1 DEBT. The Companies will not, and will not at any time permit any of the Subsidiaries to create, incur, assume, guarantee or otherwise become liable with respect to or suffer to exist any Debt except:

     (a) Debt of the Companies and the Subsidiaries under the Loan Papers,

     (b) unsecured Debt of the Companies in existence on the Closing Date, as shown on SCHEDULE 4.9 attached hereto, and

     (c) accounts payable, expenses incurred in connection with or incidental to the Plan of Liquidation or in the ordinary course of business, amounts due in connection with claims and lawsuits, and other expenses of the type described on
SCHEDULE 2.3 attached hereto.

     SECTION 6.2 LIMITATION ON LIENS. The Companies will not, and will not cause or permit any of the Subsidiaries to, create, assume, incur or suffer to exist any Lien upon or with respect to any Property now owned or hereafter acquired other than Permitted Liens. It is specifically acknowledged and agreed that the Companies shall not, and shall not permit any Subsidiary to, agree with any Person (other than the Lenders and the holders of the Subordinated Debt) not to grant a Lien on any of their assets.

     SECTION 6.3 CONSOLIDATION, MERGER OR DISPOSITION OF ASSETS. The Companies will not, and will not cause or permit any Subsidiary to, create or acquire any Subsidiary or directly or indirectly, consolidate with or merge into, or sell, lease, assign, transfer or otherwise dispose of any of its Property (including, without limitation, Capital Stock (except with respect to PAG)) to, any Person, except that,

     (a) any Company or any Subsidiary may sell, lease, assign, transfer or otherwise dispose of Property as contemplated by the Plan of Liquidation;

     (b) a wholly-owned Subsidiary may consolidate with or merge into any Company or any other wholly-owned Subsidiary, and any Company may merge or consolidate into PAG and any Company (other than PAG) or Subsidiary may be liquidated and dissolved; and

     (c) the Companies may sell or dispose of assets for cash, so long as the Net Proceeds of such sales are used by the Companies in accordance with the provisions of Section 2.3(c) hereof.

     SECTION 6.4 RESTRICTED PAYMENTS; RESTRICTED INVESTMENTS. The Companies will not (and will not permit any Subsidiary, to) directly or indirectly make or declare any Restricted Payment or make any Restricted Investment, except the Investments in existence on the Closing Date and described on SCHEDULE 6.4 attached hereto.

     SECTION 6.5 TRANSACTIONS WITH AFFILIATES. The Companies will not, and will not cause or permit any of the Subsidiaries to, engage in any transaction with an Affiliate of the Companies or any of the Subsidiaries (other than the Companies or a wholly-owned Subsidiary of any Company) on terms less favorable to such Company or such Subsidiary (as the case may be) than would have been obtainable in an arms' length dealing with a Person other than an Affiliate, provided that PAG may make monthly payments to Bariston Associates, Inc. for investment banking services rendered to PAG in an amount not to exceed in the aggregate for any fiscal year, of $105,000 plus a cost of living adjustment for each year after 1993 equal to the change in the consumer price index at the start of each such year, over such index at the start of the prior year. The Companies shall, and shall cause the Subsidiaries to, execute enforceable promissory notes for any Debt among the Companies, the Subsidiaries or any Affiliate, and cause such notes to be pledged to the Lenders to secure the Obligations.

     SECTION 6.6 OWNERSHIP OF SUBSIDIARIES. Except as contemplated by the Plan of Liquidation:

     (a) The Companies will not (other than PAG), nor will the Companies cause or permit any of the Subsidiaries, to issue any Capital Stock (or any rights, warrants or options to acquire, or securities convertible into or exchangeable for, such Capital Stock) to any Person other than to any Company or any of the Subsidiaries; and

     (b) The Companies shall at all times own, directly or indirectly, 100% of the Capital Stock (and any rights, warrants or options to acquire, or securities convertible into or exchangeable for, such Capital Stock) of any Subsidiary acquired by the Companies after the date hereof.

     SECTION 6.7 CONSENSUAL RESTRICTIONS ON SUBSIDIARY DIVIDENDS. Except as restricted pursuant to the Subordinated Notes and Agreements, the Companies will not, nor will the Companies cause or permit any of the Subsidiaries to, become a party to, or in any way be bound by, any agreement restricting the ability of any Company or any Subsidiary to pay dividends out of profits or make any other similar distributions of profits to such of the Companies and the Subsidiaries as shall own Capital Stock of such Subsidiary or such Company.

     SECTION 6.8 ISSUANCE OF STOCK: AMENDMENT OF CHARTER. The Companies shall not, and shall not permit any Subsidiary to, issue, sell or otherwise dispose of any Capital Stock of any Company (other than PAG) or any of the Subsidiaries, or any warrants, rights or options to acquire such stock or interest, except to the Companies or the Subsidiaries, unless such shares, warrants, rights or options shall be pledged to the Administrative Lender hereunder for the ratable benefit of the Lenders.

     SECTION 6.9 FISCAL YEAR. None of the Companies nor any Subsidiary shall change its fiscal year, unless required to do so by GAAP.

     SECTION 6.10 AMENDMENTS AND WAIVERS. None of the Companies, nor any of the Subsidiaries shall, nor shall any Company permit any Subsidiary to, amend or change any Loan Paper other than pursuant to Section 9.1 hereof, nor shall any Company or any of the Subsidiaries change or amend (or take any action or fail to take any action the result of which is an effective amendment or change) or accept any waiver or consent with respect to, (a) any documents or instruments executed or generated in connection with any Company's capital structure, except to the extent that any such change does not adversely effect the interests of the Lenders, (b) notwithstanding (a) above, any documents or instruments executed or generated in connection with PAG's Preferred Stock, (c) any management agreement, (d) the Metrocall Agreement or any agreement executed in connection with the Metrocall Agreement, or (e) notwithstanding (a) above, the Subordinated Notes and Agreements or any document or instrument executed in connection with the Subordinated Debt.

     SECTION 6.11 ERISA. The Companies will not, and will not cause or permit any Subsidiary to, create, maintain, or participate in any single or multiple employer employee benefit plan which is subject to ERISA.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     SECTION 7.1 EVENTS OF DEFAULT. Any one or more of the following shall be an "Event of Default" hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of Law, or otherwise:

     (a) The Companies shall fail to pay (i) any principal payable under any Loan Papers when due (including, without limitation, as a result of scheduled repayment, scheduled reduction, mandatory prepayment or otherwise), or (ii) any interest payable under any Loan Papers within three days of the date when due; or the Companies shall fail to pay any fees payable under Section 2.2 hereof when due; or the Companies shall fail to pay any other amounts payable under any Loan Papers within five days after the date when due;

     (b) Any representation or warranty made or deemed made by any Company or any of the Subsidiaries (or any of their officers or representatives) under or in connection with any Loan Papers shall prove to have been incorrect or misleading in any material respect when made or deemed made;

     (c) Any Company or any Subsidiary shall fail to perform or observe any term or covenant contained in Article VI hereof, Section 5.6(i), or Sections 5.9 through 5.11 hereof;

     (d) Any Company, any of the Subsidiaries or any Person shall fail to perform or observe any other term or covenant contained in any Loan Papers or in any other written agreement with the Lenders in connection with this Agreement, other than those described in subsections (a) and (c) above, and such failure shall not be remedied within 30 days after the occurrence of such default;

     (e) Any Loan Papers or provision thereof shall, for any reason, not be valid and binding on any Company, or not be in full force and effect, or shall be declared to be null and void; or the validity or enforceability of any Loan Papers shall be contested by any Company or any Subsidiary (or any shareholder); or any Company or any Subsidiary shall deny that it has any or further liability or obligation under its Loan Papers; or less than 100% of the Capital Stock of the Companies (other than PAG) or the Subsidiaries shall be pledged to the Lenders to secure the Obligations;

     (f) Any of the following shall occur: (i) Metrocall Inc., any Company or any Subsidiary shall make an assignment for the benefit of creditors; (ii) Metrocall, Inc., any Company or any Subsidiary shall petition or apply to any Tribunal for the appointment of a trustee, receiver, or liquidator of it, or of any substantial part of its assets, or shall commence any proceedings relating to any Company or any Subsidiary under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, conservatorship, moratorium, dissolution, liquidation or other debtor relief Laws of any jurisdiction, whether now or hereafter in effect; (iii) any such petition or application shall be filed, or any such proceedings shall be commenced, against Metrocall, Inc., any Company or any Subsidiary and such Company or such Subsidiary consents thereto or the same is not dismissed or otherwise discharged within 60 days, or an order, judgment or decree shall be entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings; (iv) any final order, judgment or decree shall be entered in any proceedings against Metrocall, Inc., any Company or any Subsidiary decreeing its dissolution; or (v) any final order, judgment, or decree shall be entered in any proceedings against any Company or any Subsidiary decreeing its split-up which requires the divestiture of a substantial part of its assets;

     (g) Any Company or any Subsidiary shall fail to pay all or any portion of any Debt or Contingent Liability of $100,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Contingent Liability; any Company or any Subsidiary shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to any such Debt or Contingent Liability, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, and can result in acceleration of the maturity of such Debt or Contingent Liability; or any such Debt or Contingent Liability shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

     (h) Any Company or any Subsidiary shall fail to pay any final judgment(s) outstanding against any of them for the payment of $100,000 or more within 60 days following the date such final judgment was rendered;

     (i) Any Company or any Subsidiary shall be required under any Environmental Law (i) to implement any remedial, neutralization or stabilization process or program, the cost of which would constitute a Material Adverse Change, or (ii) to pay any penalty, fine, damages or clean up in an aggregate amount of $100,000 or more per annum;

     (j) Any change in the Chairman of the Board of PAG shall occur, provided that, if PAG shall have replaced such person by an appropriate person within 90 days thereafter and if the Lenders have approved thereof in writing, such change shall not constitute an Event of Default; or any Change in Control shall occur;

     (k) Any Company shall make any payment on the Subordinated Debt; or any Company shall establish a sinking fund or analogous fund, or otherwise set aside funds for the purpose of making any payment on the Subordinated Debt; or the holders of the Subordinated Debt shall accept any payment on the Subordinated Debt;

     (l) Metrocall Common Stock shall, other than temporarily for a period of not more than twenty-four hours, at any time cease to be traded publicly either on a securities exchange or over-the-counter, or trading in such stock shall at any time be halted or restricted by any order, rule, judgment, decree, decision or other action by the SEC, any Tribunal, stock exchange or the National Association of Securities Dealers; or

     (m) Metrocall, Inc. shall at any time cease to be a reporting company under the Securities Exchange Act of 1934 unless, prior to such time, Metrocall, Inc. shall agree in writing with the Administrative Lender and each Lender to provide reports to the Administrative Lender and each Lender containing such information, in such format and at such times as would be required under such Act if Metrocall, Inc. had continued to be a reporting company under such Act.

     SECTION 7.2 REMEDIES UPON DEFAULT. If an Event of Default described in
Section 7.1(f) hereof shall occur, the aggregate unpaid principal balance of and accrued interest on all Advances shall, to the extent permitted by applicable Law, thereupon become due and payable concurrently therewith, without any action by the Administrative Lender or any Lender, and without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind, all of which are hereby expressly waived to the fullest extent permitted by applicable Law. Subject to the foregoing sentence, if any Event of Default shall occur and be continuing, the Administrative Lender, or any Lender who has elected pursuant to Section 4.4(d) of the Security Agreement to receive its Pro Rata portion of the Metrocall Stock and release any interest in any further Collateral, may at its election, and with respect to the Administrative Lender shall upon the request of the Majority Lenders, do any one or more of the following:

     (a) With respect to the Administrative Lender it may declare the entire Obligation, or with respect to a Lender making such an election it may declare its Note, immediately due and payable, whereupon the Obligation or such Lender's Note, as applicable, shall be due and payable without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind (except notices specifically provided for under Section 7.1 hereof), all of which are hereby expressly waived to the fullest extent permitted by applicable Law;

     (b) Reduce any claim to judgment; and

     (c) Exercise any Rights afforded under any Loan Papers, by Law, at equity, or otherwise.

     SECTION 7.3 CUMULATIVE RIGHTS. All Rights available to the Administrative Lender and Lenders under the Loan Papers shall be cumulative of and in addition to all other Rights granted thereto at Law or in equity, whether or not amounts owing thereunder shall be due and payable, and whether or not the Administrative Lender or any Lender shall have instituted any suit for collection or other action in connection with the Loan Papers.

     SECTION 7.4 WAIVERS. The acceptance by the Administrative Lender or any Lender at any time and from time to time of partial payment of any amount owing under any Loan Papers shall not be deemed to be a waiver of any Event of Default then existing. No waiver by the Administrative Lender or any Lender of any Event of Default shall be deemed to be a waiver of any Event of Default other than such Event of Default. No delay or omission by the Administrative Lender or any Lender in exercising any Right under the Loan Papers shall impair such Right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

     SECTION 7.5 PERFORMANCE BY THE ADMINISTRATIVE LENDER. Should any covenant of the Companies or any Subsidiary fail to be performed in all material respects in accordance with the terms of the Loan Papers, the Administrative Lender may, at its option, perform or attempt to perform such covenant on behalf of such Company or such Subsidiary. Notwithstanding the foregoing, it is expressly understood that the Administrative Lender and Lenders do not assume, and shall not ever have, except by express written consent of the Administrative Lender or any such Lender, any liability or responsibility for the performance of any duties or covenants of any Company or any Subsidiary.

     SECTION 7.6 EXPENDITURES. Each Company agrees, jointly and severally, to reimburse the Administrative Lender and Lenders for any reasonable out-of-pocket sums spent by any of them in connection with the exercise of any Right provided herein. Such sums shall bear interest at a rate per annum equal to the lesser of
(a) the Highest Lawful Rate and (b) the Base Rate plus 3%, from the date spent until the date of repayment by the Companies, and shall be due and payable on demand.

     SECTION 7.7 CONTROL. None of the covenants or other provisions contained in this Agreement or any other Loan Papers shall, or shall be deemed to, give the Administrative Lender or any Lender Rights to exercise control over the affairs and/or management of the Companies or any of the Subsidiaries, the power of the Administrative Lender or any Lender being limited to the Rights to exercise the remedies provided in this Article; provided, however, that if the Administrative Lender or any Lender becomes the owner of any Capital Stock or other equity interest in any Person, whether through foreclosure or otherwise, it shall be entitled to exercise such legal Rights as it may have by being an owner of such stock or other equity interest in such Person.

                                  ARTICLE VIII

                            THE ADMINISTRATIVE LENDER

     SECTION 8.1 AUTHORIZATION AND ACTION. Each of the Lenders hereby appoints and authorizes the Administrative Lender to take such action as the Administrative Lender on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to the Administrative Lender by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Papers (including without limitation enforcement or collection of the Notes), the Administrative Lender shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or all Lenders, if required under Section 9.1 hereof), and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Lender shall not be required to take any action which exposes the Administrative Lender to personal liability or which is contrary to any Loan Papers or applicable Law. The Administrative Lender agrees to give to each Lender notice of each notice given to it by the Companies pursuant to the terms of this Agreement, and to distribute to each applicable Lender in like funds all amounts delivered to the Administrative Lender by the Companies for the Ratable or individual account of any Lender.

     SECTION 8.2 ADMINISTRATIVE LENDER'S RELIANCE, ETC. Neither the Administrative Lender, nor any of its directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Papers, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Lender (a) may treat the payee of any Note as the holder thereof until the Administrative Lender receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Lender; (b) may consult with legal counsel (including counsel for any Company or any Subsidiary), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any other Loan Papers; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Papers on the part of the Companies or the Subsidiaries or to inspect the Property (including the books and records) of the Companies or the Subsidiaries;
(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Papers, or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Papers by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 8.3 NATIONSBANK OF TEXAS, N.A. AND AFFILIATES. With respect to its Loan and Loan Papers, NationsBank of Texas, N.A. shall have the same Rights under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Lender. NationsBank of Texas, N.A. and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Company, any Subsidiary, any Affiliate thereof and any Person who may do business therewith, all as if NationsBank of Texas, N.A. were not the Administrative Lender and without any duty to account therefor to any Lender.

     SECTION 8.4 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Lender or any other Lender, and based on the financial statements referred to in Sections 4.4 and
5.6 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

     SECTION 8.5 INDEMNIFICATION BY LENDERS. LENDERS AGREE TO INDEMNIFY THE ADMINISTRATIVE LENDER, PRO RATA, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE LENDER IN ANY WAY RELATING TO OR ARISING OUT OF ANY LOAN PAPERS OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE LENDER THEREUNDER, INCLUDING ANY NEGLIGENCE OF THE ADMINISTRATIVE LENDER; PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, LENDERS AGREE TO REIMBURSE THE ADMINISTRATIVE LENDER, PRO RATA, PROMPTLY UPON DEMAND FOR ANY UNREIMBURSED OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS' FEES) INCURRED BY THE ADMINISTRATIVE LENDER IN CONNECTION WITH THE ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATION, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN PAPERS. THE OBLIGATIONS OF THE LENDERS UNDER THIS SECTION 8.5 SHALL SURVIVE (A) THE EXECUTION OF THIS AGREEMENT AND (B) THE TERMINATION OF THIS AGREEMENT AND THE MATURITY OR REPAYMENT OF ALL OBLIGATIONS HEREUNDER.

     SECTION 8.6 SUCCESSOR ADMINISTRATIVE LENDER. The Administrative Lender may resign at any time by giving written notice thereof to the Lenders and the Notification Agent, and may be removed at any time with or without cause by the action of all Lenders (other than the Administrative Lender, if it is a Lender). Upon my such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Lender from the Lenders at such time, with the consent of the Notification Agent (which shall not be unreasonably withheld). If no successor Administrative Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Lender's giving of notice of resignation or the Lenders' removal of the retiring Administrative Lender, then the retiring Administrative Lender may, on behalf of the Lenders, appoint a successor Administrative Lender, which shall be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Whether or not a successor Administrative Lender shall have been appointed, after the expiration of the 30 day period, the retiring Administrative Lender shall be discharged from its duties and obligations under the Loan Papers. Notwithstanding any Administrative Lender's resignation or removal hereunder, the provisions of this Article shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Lender under this Agreement.

     SECTION 8.7 COLLATERAL AGENT. Each Lender appoints the Administrative Lender to act as collateral agent on its behalf under the Loan Papers, including, without limitation, the documents and instruments granting Liens and security interests in the Collateral to secure the Obligation. In such capacity, the Administrative Lender may at its election, and shall, at the direction of the Majority Lenders (or refrain from doing so at the direction of the Majority Lenders) take such action and exercise such Rights against the Collateral as permitted by the Loan Papers, by Law, at equity or otherwise.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Paper, nor consent to any departure by any Company or any of the Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Administrative Lender with the consent of the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Lenders affected thereby, (a) increase the Loan, (b) reduce any principal, interest, fees or other amounts payable to such Lenders hereunder, or waive or result in the waiver of any Event of Default under
Section 7.1(a) hereof, (c) postpone any date fixed for any payment of principal, interest, fees or other amounts payable to such Lenders hereunder, (d) release any Collateral or Guaranties securing the Companies' obligations hereunder except as specifically provided for in the Loan Papers, (e) change the meaning of Specified Percentage, Majority Lenders or the number of Lenders required to take any action hereunder, (f) amend Sections 5.9, 6.3, 6.4, 6.8, 6.10, 9.20, or
Section 4.4(c) of the Security Agreement, or amend this Section 9.1, or (g) waive any cross default to any payment default under the Subordinated Notes and Agreements. No amendment, waiver or consent shall affect the Rights or duties of the Administrative Lender under any Loan Papers, unless it is in writing and signed by the Administrative Lender in addition to the requisite number of Lenders.

     SECTION 9.2 NOTICES. Unless otherwise provided herein, all notices, requests, consents, demands and other communications shall be in writing and shall be personally delivered, sent by telecopy or telex (answerback received), or mailed, by certified mail, postage prepaid, to the following addresses:

     (a) IF TO ANY COMPANY, TO THE NOTIFICATION AGENT AT:

                  Page America Group, Inc.
                  c/o Bariston Associates, Inc.
                  One International Place
                  Boston, MA 02110

                  Attention:  David A. Barry
                              (617) 330-8950 - phone
                              (617) 330-8951 - facsimile

                  WITH A COPY TO

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, NY 10038

                  Attention: Martin H. Neidell, Esq.
                             (212) 806-5836 - phone
                             (212) 806-6006 - facsimile

         (b)      IF TO THE ADMINISTRATIVE LENDER:

                  NationsBank of Texas, N.A.
                  901 Main Street, 66th Floor
                  Dallas, Texas 75202

                  Attention:  Mr.  William E. Livingstone, IV
                              Senior Vice President
                              (214) 508-2023 - phone
                              (214) 508-0604 - facsimile

                  WITH A COPY TO:

                  Winstead Sechrest & Minick P.C.
                  5400 Renaissance Tower
                  1201 Elm Street
                  Dallas, Texas 75270

                  Attention:  Ira D. Einsohn, Esq.
                              (214) 745-5223 - phone
                              (214) 745-5390 - facsimile

         (c)      IF TO ANY LENDER:

                  to its address shown on the signature pages hereto or in the applicable assignment agreement in accordance with Section
                  9.4 hereof

or to such other address as any party may designate in written notice to the other parties. All notices, requests, consents, demands and other communications hereunder will be effective when so personally delivered or sent by telecopy or telex, or five days after being so mailed; provided, however, that notices to the Administrative Lender pursuant to Article II hereof shall be effective when received. Each Company agrees that the Administrative Lender shall have no duty or obligation to verify or otherwise confirm telephonic notices given pursuant to Article II hereof, and agrees to indemnify and hold harmless the Administrative Lender and Lenders for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses resulting, directly or indirectly, from acting upon any such notice. The obligations of the Companies under this Section 9.2 shall survive (a) the execution of this Agreement and (b) the termination of this Agreement and the maturity or repayment of the Obligation hereunder.

     SECTION 9.3 PARTIES IN INTEREST. All covenants and agreements contained in this Agreement and all other Loan Papers shall bind and inure to the benefit of the respective successors and assigns of the parties hereto. The Lenders may from time to time assign or transfer their interests hereunder pursuant to
Section 9.4 hereof. No Company may assign or transfer its Rights or obligations hereunder without the prior written consent of all Lenders.

     SECTION 9.4 ASSIGNMENTS AND PARTICIPATIONS.

     (a) Each Lender may assign its Rights and obligations as a Lender under the Loan Papers to any Affiliate of such Lender or to the Federal Reserve Bank, and, with the prior written consent of the Administrative Lender (which such consent shall not be unreasonably withheld), to one or more Eligible Assignees, provided that (i) each assignment shall be not less than the entire unpaid Principal Debt owing to such Lender, (ii) each such assignment must be made pursuant to an Assignment and Acceptance Agreement, and (iii) the processing fee referenced in
Section 9.4(c) below must be paid to the Administrative Lender.

     (b) Each Lender may sell participations to one or more banks or other entities in all or any of its Rights and obligations under the Loan Papers; provided, however, that (i) such Lender's obligations under the Loan Papers shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Note for all purposes of the Loan Papers, (iv) the participant shall be granted the Right to vote on or consent to only those matters described in subsections (a) through (d) of Section 9.1 hereof to the extent it is affected thereby, and (v) the Companies, the Administrative Lender, and other Lenders shall continue to deal solely and directly with such Lender in connection with its Rights and obligations under the Loan Papers.

     (c) Administrative Lender may maintain at its address set forth herein a copy of each Assignment and Acceptance Agreement received by it from each Assignor and a register (the "Register") for the recordation of the names and addresses of the Lenders and the commitments of, and principal amount of Advances owing to, each Lender from time to time. The entries in the Register shall be conclusive absent demonstrable error, and the Companies, the Administrative Lender and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. Upon the Administrative Lender's receipt of an executed Assignment and Acceptance Agreement, together with a payment to the Administrative Lender of a registration and processing fee of $3,500, the Administrative Lender shall (i) promptly accept such assignment and (ii) on the effective date thereof, record the information contained therein in the Register.

     (d) Any Lender may, in connection with any assignment or participation, or proposed assignment or participation, disclose to the assignee or participant, or proposed assignee or participant, any information relating to the Companies or any of the Subsidiaries furnished to such Lender by or on behalf of the Companies or the Subsidiaries.

     (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

     SECTION 9.5 SHARING OF PAYMENTS. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any Right of set-off, or otherwise) on account of its Advances in excess of its Pro Rata share of payments made by the Companies, such Lender shall forthwith purchase participations in Advances made by the other Lenders as shall be necessary to share the excess payment Pro Rata with each of them; provided, however, that if any of such excess payment is thereafter recovered from the purchasing Lender, its purchase from each Lender shall be rescinded and each Lender shall repay the purchase price to the extent of such recovery together with a Pro Rata share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Companies agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by Law, exercise all its Rights of payment (including the Right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Companies in the amount of such participation. Provided, however, that this Section 9.5 shall not be applicable to any Lender who exercises its irrevocable option to exchange its Note for Metrocall Preferred Stock in accordance with Section 9.20 hereof, or to any Lender who in accordance with Section 4.4(d) of the Security Agreement receives its Pro Rata portion of the Metrocall Stock and otherwise releases any further interest in any other Collateral with respect to such Lender's Note.

     SECTION 9.6 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Lender who at such time holds a Note [and has not made the election permitted by Section 4.4(d) of the Security Agreement] is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Company against any and all of the obligations of the Companies now or hereafter existing under this Agreement and the other Loan Papers, whether or not the Lenders or such Lender shall have made any demand under this Agreement or the other Loan Papers, and even if such obligations are unmatured. Such Lender shall promptly notify the Notification Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The Rights of each Lender under this Section are in addition to other Rights (including, without limitation, other Rights of set-off) which each Lender may have.

     SECTION 9.7 COSTS AND EXPENSES.

     (a) The Companies, jointly and severally, agree to pay on demand (i) all reasonable costs and expenses of the Administrative Lender and each Lender (including reasonable attorneys' fees and expenses) in connection with the preparation, negotiation, administration, interpretation, modification, amendment, waiver, consent or release of any Loan Papers, including, without limitation, reasonable fees of Special Counsel, any local counsel and other attorneys' fees of the Administrative Lender, (ii) all reasonable costs and expenses of the Administrative Lender and each Lender (including reasonable attorneys' fees) in connection with the administration, review and interpretation of this Agreement and the Loan Papers, and (iii) all costs and expenses (including reasonable attorneys' fees and expenses) of the Administrative Lender and each Lender in connection with any restructuring, work-out or enforcement or collection of any portion of the Obligation, or the enforcement of any Loan Papers.

     (b) In addition, the Companies shall, jointly and severally, pay any and all stamp, debt and other Taxes payable or determined to be payable in connection with any payment hereunder (other than Taxes on the overall net income of the Administrative Lender or any Lender) or in connection with the execution, delivery or recordation of any Loan Papers, and agrees to save the Administrative Lender and Lenders harmless from and against any and all liabilities with respect to, or resulting from any delay in paying or omission to pay any Taxes in accordance with this Section, including any penalty, interest and expenses relating thereto. All payments by the Companies under any Loan Papers shall be made free and clear of and without deduction (except as required by Law) for any present or future Taxes (other than Taxes on the overall net income of the Administrative Lender or any Lender) of any nature now or hereafter existing, levied or withheld, including all interest, penalties or similar liabilities relating thereto. If any Company shall be required by Law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that, after making all required deductions and withholdings (including Taxes on amounts payable to the Administrative Lender or any Lender pursuant to this sentence), the payee receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Company shall make such deductions or withholdings, and (iii) such Company shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Law.

     SECTION 9.8 INDEMNIFICATION BY THE COMPANIES. EACH COMPANY, JOINTLY AND SEVERALLY, AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE ADMINISTRATIVE LENDER, THE LENDERS, AND THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS AND REPRESENTATIVES, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ANY OF THEM IN ANY WAY RELATING TO OR ARISING OUT OF ANY LOAN PAPERS (INCLUDING IN CONNECTION WITH OR AS A RESULT, IN WHOLE OR IN PART, OF THE NEGLIGENCE OF ANY OF THEM), ANY TRANSACTION RELATED HERETO OR THERETO, OR ANY ACT, OMISSION OR TRANSACTION OF ANY COMPANY AND ITS AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE LENDER AND LENDERS SHALL NOT BE INDEMNIFIED PURSUANT TO THIS SECTION FOR ANY LOSSES OR DAMAGES WHICH THE COMPANIES FINALLY PROVE WERE CAUSED BY SUCH INDEMNIFIED PARTY'S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. THE OBLIGATIONS OF THE COMPANIES UNDER THIS
SECTION 9.8 SHALL SURVIVE (A) THE EXECUTION OF THIS AGREEMENT AND (B) THE TERMINATION OF THIS AGREEMENT AND THE MATURITY OR REPAYMENT OF THE OBLIGATION HEREUNDER.

     SECTION 9.9 RATE PROVISION. It is not the intention of any party to any Loan Papers to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. Regardless of any provision in any of the Loan Papers, no Lender shall ever be entitled to receive, collect or apply, as interest on the Obligation, any amount in excess of the Maximum Amount. If any Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Companies. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, the Companies and Lenders shall, to the maximum extent permitted under Applicable Laws, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligation so that the interest rate is uniform throughout the entire term of the Obligation; provided, however, that if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lenders shall refund to the Companies the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, no Lender shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Papers.

     SECTION 9.10 APPLICATION OF REPRESENTATIONS AND WARRANTIES. All representations and warranties relating to the Companies' Subsidiaries shall be deemed to be made with respect to any newly formed or acquired Subsidiary as of its formation or acquisition, and shall be true and correct on such date. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution of the Loan Papers by the Administrative Lender and Lenders, any investigation or inquiry by the Administrative Lender or any Lender, or any disbursement of an Advance hereunder.

     SECTION 9.11 SEVERABILITY. If any provision of any Loan Papers is held to be illegal, invalid or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, the appropriate Loan Paper shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added as a part of such Loan Paper a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and the parties are able to negotiate among themselves in good faith.

     SECTION 9.12 EXCEPTIONS TO COVENANTS. No Company nor any Subsidiary shall be deemed to be permitted to take any action or to fail to take any action that is permitted as an exception to any covenant in any Loan Papers, or that is within the permissible limits of any covenant, if such action or omission would result in a violation of any other covenant in any Loan Papers.

     SECTION 9.13 COUNTERPARTS. This Agreement and the other Loan Papers may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

     SECTION 9.14 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This Agreement amends and restates the Original Credit Agreement in its entirety.

     SECTION 9.15 GOVERNING LAW.

     (A) THIS AGREEMENT AND ALL LOAN PAPERS SHALL BE DEEMED CONTRACTS MADE UNDER THE LAWS OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF TEXAS, EXCEPT TO THE EXTENT (A) FEDERAL LAWS GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF ALL OR ANY PART OF THIS AGREEMENT AND ALL LOAN PAPERS OR (B) STATE LAW GOVERNS UCC COLLATERAL INTERESTS FOR PROPERTIES OF THE COMPANIES AND THE SUBSIDIARIES OUTSIDE THE STATE OF TEXAS. WITHOUT EXCLUDING ANY OTHER JURISDICTION, EACH COMPANY AND EACH SUBSIDIARY AGREES THAT THE COURTS OF TEXAS WILL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH.

     (B) EACH COMPANY AND EACH SUBSIDIARY HEREBY WAIVES PERSONAL SERVICE OF ANY LEGAL PROCESS UPON IT. IN ADDITION, EACH COMPANY AND EACH SUBSIDIARY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH COMPANY AT ITS ADDRESS DESIGNATED FOR NOTICE UNDER THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON RECEIPT BY SUCH COMPANY. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE LENDER OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     SECTION 9.16 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE COMPANIES, EACH SUBSIDIARY AND EACH LENDER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT, EQUITY, OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY RELATED MATTERS, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

     SECTION 9.17 DISSEMINATION OF INFORMATION. The Companies hereby authorize each Lender to disclose to any participant or assignee (or prospective participant or assignee) in accordance with the terms of Section 9.4 hereof, or any other Person acquiring an interest in the Loan Papers by operation of law or otherwise (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of each Company and each Subsidiary.

     SECTION 9.18 TAXES.

     (a) Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Notification Agent and the Administrative Lender, on or prior to the Closing Date or the date such financial institution becomes a Lender, (i) two valid, duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) a valid, duly completed Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to the Notification Agent and the Administrative Lender two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Notification Agent, and such extensions or renewals thereof as may reasonably be requested by the Notification Agent or the Administrative Lender, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Notification Agent and the Administrative Lender. Such Lender shall certify (i) in the case of a Form l001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

     (b) If any Taxes for which any Company would be required to make payment under Section 9.7(b) are imposed, any such Lender shall use its reasonable efforts to avoid or reduce such Taxes by taking any appropriate action (including, without limitation, assigning its rights hereunder to a related entity or a different office) which would not, in the sole opinion of such Lender, be otherwise disadvantageous to such Lender.

     (c) If any interest in any Loan Paper is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Lender and the Companies) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Lender, the Companies or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Advances, (ii) to furnish to the transferor Lender, the Administrative Lender and the Notification Agent either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the transferor Lender, the Administrative Lender and the Companies) to provide the transferor Lender, the Administrative Lender and the Companies a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     SECTION 9.19 JOINT AND SEVERAL OBLIGATIONS OF THE COMPANIES. Each Company and the Lenders agree that the obligations and duties of the Companies hereunder, and under each of the Loan Papers, shall be joint and several in all instances.

     SECTION 9.20 EXCHANGE OF NOTES. The Companies hereby grant to each Lender an irrevocable option to, at any time on or before August 31, 1997, in a single transaction for each Lender, exchange such Lender's Note for shares of Metrocall Preferred Stock which constitute Collateral in accordance with such Lender's Specified Percentage, which Metrocall Preferred Stock shall be valued at the liquidation preference thereof per share. Upon the failure of any Lender to exercise such option on or before August 31, 1997, such option shall terminate without further notice or action. Such option shall be exercisable upon not less than 5 days prior written notice by a Lender to PAG and the Administrative Lender. Such notices shall be irrevocable. Within 5 days after receipt of such Lender's Specified Percentage of the Metrocall Preferred Stock which constitutes Collateral, which stock shall be delivered in accordance with such Lender's written instructions within 5 days after delivery of such notice, such Lender shall deliver its Note to the Administrative Lender which shall mark it cancelled. Effective on the date of such notice, such Lender shall no longer be a party to this Agreement or any other Loan Papers except for the purpose of enforcing this Section 9.20, and the Specified Percentage of each Lender shall accordingly be automatically adjusted by the Administrative Lender.

     SECTION 9.21 RELEASE OF LIENS. Effective the date hereof the Lenders will release all Liens on the assets being sold pursuant to the Metrocall Agreement and are delivering to the Companies on the date hereof financing statement partial release forms sufficient to accomplish the foregoing.

     SECTION 9.22 COMPANY WAIVERS. The Companies each hereby expressly acknowledge and agree that none of them has any setoffs, counterclaims, adjustments, recoupments, defenses, claims or actions of any character, whether contingent, non-contingent, liquidated, unliquidated, fixed, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown, against any Lender or the Administrative Lender or any grounds or cause for reduction, modification or subordination of the Obligation or any liens or security interests of any Lender or the Administrative Lender. To the extent any Company may possess any such setoffs, counterclaims, adjustments, recoupments, claims, actions, grounds or causes, each Company hereby waives, and hereby releases each Lender and the Administrative Lender from, any and all of such setoffs, counterclaims, adjustments, recoupments, claims, actions, grounds and causes, such waiver and release being with full knowledge and understanding of the circumstances and effects of such waiver and release and after having consulted counsel with respect thereto.

     IN WITNESS WHEREOF, this Credit Agreement is executed as of the date first set forth above.

THE COMPANIES:                 PAGE AMERICA GROUP, INC.


                               ______________________________________
                               By:   ________________________________
                               Its:  ________________________________


                               PAGE AMERICA OF ILLINOIS, INC.


                               ______________________________________
                               By:   ________________________________
                               Its:  ________________________________


                               PAGE AMERICA COMMUNICATIONS
                               OF INDIANA, INC.


                               ______________________________________
                               By:   ________________________________
                               Its:  ________________________________


                               PAGE AMERICA OF NEW YORK, INC.


                               ______________________________________
                               By:   ________________________________
                               Its:  ________________________________


                                PAGE AMERICA COMMUNICATIONS
                                OF CALIFORNIA, INC.


                                ______________________________________
                                By:   ________________________________
                                Its:  ________________________________


                                PAGE AMERICA COMMUNICATIONS
                                OF FLORIDA, INC.


                                ______________________________________
                                By:   ________________________________
                                Its:  ________________________________


                                PAGE AMERICA PENNSYLVANIA, INC.


                                ______________________________________
                                By:   ________________________________
                                Its:  ________________________________


                                ADIRONDACK RADIO TELEPHONE
                                CO., INC.


                                ______________________________________
                                By:   ________________________________
                                Its:  ________________________________


ADMINISTRATIVE LENDER:          NATIONSBANK OF TEXAS, N.A., as the
                                Administrative Lender



                                By: William E. Livingstone, IV
                                Its: Senior Vice President

LENDERS:

Specified Percentage:  44.428647%              NATIONSBANK OF TEXAS, N.A.,
                                               Individually

Address:
901 Main Street, 66th Floor                    _______________________________
Dallas, Texas 75202                            By: William E. Livingstone, IV
Attn:  Mr. William E. Livingstone, IV          Its:  Senior Vice President
       Senior Vice President


Special Percentage:  26.657189%                CANADIAN IMPERIAL BANK OF
                                               COMMERCE
Address:
425 Lexington Ave., 8th Floor
New York, New York  10017                      _______________________________
Attn:  Robert N. Greer                         By:  Robert N. Greer
                                               Its:  Assistant General Manager


Specified Percentage:  18.899949%              SWISS BANK CORPORATION,
                                               CAYMAN ISLANDS BRANCH
Address:
45 Broadway, 26th Floor
New York, New York  10006                      ________________________________
Attn:  James Cullinane                         By: _____________________________
                                               Its:_____________________________


Specified Percentage:  10.014217%              MERRILL LYNCH, PIERCE, FENNER &
                                               SMITH INCORPORATED
Address:
World Financial Center, North
           Tower, 7th Floor                    ________________________________
250 Vesey                                      By: _____________________________
New York, New York  10281-1307                 Its:_____________________________
Attn:  John Engelen